December 20, 2013

1

All dollar amounts herein are in Canadian dollars unless otherwise specified. On December 18th, 2013 the noon spot exchange rate for United States (U.S.) dollars as reported by the Bank of Canada, expressed in Canadian dollars was $1.0645.

Financial data for the Province of New Brunswick ("New Brunswick" or the "Province") have been rounded. Certain information presented in tabular form may not add to the total presented due to such rounding.

The Province made a major change in its accounting policies during the year ended March 31, 2005 by implementing the new government reporting model recommendations of the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”). The Province now distinguishes between financial and non-financial assets and is now accounting for tangible capital assets as prescribed by PSAB. The new reporting model has resulted in a number of financial statement changes. In some cases historical data cannot be reproduced in the new format.

Compound annual rates of growth are computed by using the "geometric average method" which is based on first and last year observations of the variables rather than all observations over the period concerned.

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MAP OF NEW BRUNSWICK

QUÉBEC
Matapédia
Dalhousie
Campbellton
RESTIGOUCHE
Miscou Island
Île Lamèque
Caraquet
Shippagan
Bathurst
GLOUCESTER
Tracadie
Saint-Quentin
MADAWASKA
Edmundston
Gulf of St. Lawrence
Golfe du St-Laurent
Saint-Léonard
VICTORIA
NORTHUMBERLAND
Van Buren
Grand Falls
Grand-Sault
Chatham
Miramichi
PRINCE EDWARD ISLAND
ÎLE-DU-PRINCE-ÉDOUARD
Plaster Rock
Perth-Andover
Rivière Miramichi River
Richibucto
Presque Isle
KENT
Détroit de Northumberland Strait
CARLETON
Doaktown
Bouctouche
MAINE
(U.S.A.)
(É.-U.)
YORK
SUNBURY
QUEENS
Shediac
Houlton
Woodstock
Minto
Chipman
Moncton
WESTMORLAND
Nackawic
Fredericton
Sackville
Fleuve Saint John River
Oromocto
Amherst
ALBERT
NOVA SCOTIA
NOUVELLE-ÉCOSSE
McAdam
Sussex
Alma
KINGS
ST. JOHN
CHARLOTTE
St. Martins
Saint John
St. Stephen
St. George
Calais
St. Andrews
Deer Island
Bay of Fundy
Baie de Fundy
Campobello Island
Grand Manan Island
NEWFOUNDLAND
TERRE-NEUVE
QUÉBEC
P.E.I.
Î.-P.-É.
ONTARIO
Montréal
Ottawa
NOVA SCOTIA
NOUVELLE-ÉCOSSE
Toronto
U.S.A.
É.-U.
Boston
New York

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SUMMARY OF ECONOMIC AND FINANCIAL INFORMATION FOR NEW BRUNSWICK
The following summary information is qualified in its entirety by the information contained herein:
	Year Ended December 31,
						CAGR[1] %
	2008	2009	2010	2011	2012	2008-2012
	(In millions of dollars where applicable)
Economy
Gross Domestic Product (GDP) at market prices	28,422	28,825	30,082	31,291	31,543	2.6%
Household income	24,073	24,499	25,211	26,206	26,855	2.8%
Retail trade	10,028	10,105	10,608	11,118	11,041	2.4%
Manufacturing sales	17,815	14,323	17,314	19,980	19,752	2.6%
Foreign commodity exports	12,808	9,825	12,666	14,780	14,749	3.6%
Population at July 1 (in thousands)	747	750	753	755	756	0.3%
Unemployment rate	8.5%	8.8%	9.3%	9.5%	10.2%	--
Change in Consumer Price Index	1.7%	0.3%	2.1%	3.5%	1.7%	--
Change in Real GDP	0.9%	-1.1%	2.0%	0.3%	-1.1%	--
Source Statistics Canada: numbers are subject to adjustment [1]Compound annual growth rate

	Year Ending March 31,
	2010	2011	2012	2013	Budget Estimates 2014
	(In millions of dollars)
Government Finance
Ordinary Account (Surplus) Deficit	620.9	515.6	171.0	558.6	365.1
Net Capital Expenditure	566.3	857.3	488.1	689.2	434.9
(Surplus) Deficit on Special Purpose Account	(5.4)	(0.8)	(3.1)	(2.6)	10.8
(Surplus) Deficit on Special Operating Agency	(11.6)	(17.3)	(2.1)	(5.4)	(9.9)
Earnings from Sinking Fund	(216.4)	(223.5)	(225.6)	(220.7)	(206.5)
Accounting adjustments on consolidation	67.0	(51.9)	(3.6)	(87.2)	-
Increase (Decrease) in Net Debt	1,020.8	1,079.4	424.7	931.9	594.4
Adjustments related to non-financial assets	(325.1)	(461.6)	(179.4)	(424.2)	(115.7)
Annual (Surplus) Deficit	695.7	617.8	245.3	507.7	478.7

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	Year Ended March 31,

	2009	2010	2011	2012	2013
	(In millions of dollars unless indicated)

Provincial Purpose Funded Debt [1]
Gross Provincial Purpose Funded Debt	10,127.6	10,470.2	11,986.4	12,852.4	13,438.3
Less Sinking Funds	4,159.9	4,192.9	4,341.4	4,237.0	3,955.8
Net Provincial Purpose Funded Debt	5,967.7	6,277.3	7,645.0	8,615.4	9,482.5

As a Percent of GDP	21.8	22.7	26.7	28.0	30.1

	Year Ended March 31,

	2009	2010	2011	2012	2013
	(In millions of dollars)

Funded Debt Used for Advances to NB Power[2]
Gross Advances	4,177.1	4,217.1	4,662.3	4,654.6	4,685.4
Less Sinking Funds	415.4	364.1	393.1	378.2	376.4
Net Advances	3,761.7	3,853.0	4,269.2	4,276.4	4,309.0

	Year Ended March 31,

	2009	2010	2011	2012	2013
	(In millions of dollars)

Contingent Liabilities	88.2	90.1	92.1	49.1	46.8

[1] Foreign currency issues are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange or, where hedges are in place, at the rates of exchange established by such hedges.

[2] Foreign currency issues are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange.

5

GENERAL INFORMATION

Introduction

New Brunswick (“New Brunswick” or the “Province”) is located on the eastern seaboard of Canada and is one of the four Atlantic provinces.  New Brunswick has a total area of 28,355 square miles of which about 12,877 square miles is Crown land owned by the Province.  The St. John River flows for a distance of over 300 miles through the Province to its mouth on the Bay of Fundy.  The Province's population is concentrated principally in the valleys of the St. John and other rivers.

A large part of New Brunswick is covered by forests which constitute a major natural resource.  Other natural resources include fish and shellfish, farmland and base metals, coal, potash, limestone and other minerals.  The location of the Province provides the advantage of cost effective water transportation for its products to export markets in the eastern U.S., Great Britain and Western Europe.  Saint John, New Brunswick’s largest city, located at the mouth of the St. John River on the Bay of Fundy, is home to one of North America’s largest oil refineries and is one of the two principal seaports in eastern Canada that remain open throughout the year.  Consequently, some Canadian shipping, which would otherwise pass through the St. Lawrence River, is diverted to the Saint John port during the winter months.

According to Statistics Canada, the population of the Province on July 1, 2013 was estimated at 756,050.  The three largest urban areas of New Brunswick and their respective populations based on 2011 census figures are Moncton (138,644), Saint John (127,761) and Fredericton (94,268), the capital of the Province.

Government

Canada consists of a federation of provinces and federal territories with a constitutional division of powers between the federal and provincial governments established by the Constitution Act, 1867 and the Constitution Act, 1982. Under these Acts the provinces are assigned jurisdiction over health, social services, education, municipal institutions, property and civil rights, natural resources and other matters of purely private or local concern. The Parliament of Canada has jurisdiction over all areas not assigned exclusively to the provincial legislatures, including such matters as the federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, the postal services, railways and navigation, and employment insurance.

The Constitution Act, 1982 provides for enlarged provincial jurisdiction over, and taxation of, certain natural resources and electrical energy, a Charter of Rights and Freedoms, including language rights, the principles of the reduction of regional economic disparities and the making of fiscal equalization payments to certain provinces by the Government of Canada, and for the amendment of the constitution in Canada. Each province owns mineral and other resources on its provincial Crown Lands and may own sub-surface resources on its other lands.

The executive power in New Brunswick is vested in the Lieutenant-Governor acting on the advice of the Executive Council. The Executive Council is responsible to the Legislative Assembly. The Lieutenant-Governor, who is the representative of the Queen, is appointed by the Governor-General of Canada in Council on the recommendation of the Prime Minister of Canada. The current Lieutenant-Governor is the Honourable Graydon Nicholas. Members of the Executive Council are appointed by the Lieutenant-Governor on the nomination of the Premier from members of the Legislative Assembly. There are presently 18 members of the Executive Council, including the Premier, the Honourable David Alward.

Legislative power is exercised by the Legislative Assembly and legislation becomes effective upon the assent of the Lieutenant-Governor unless otherwise specified in the legislation. The Legislative Assembly is elected for a term of four years and may be dissolved at any time by the Lieutenant-Governor. Of a total of 55 seats in the Legislative Assembly, 41 are held by the Progressive Conservative Party, 13 are held by the Liberal Party and one held by an Independent Member. The last provincial general election was held on September 27, 2010, in which the Progressive Conservative Party defeated the Liberal Party. Subject to the Legislative Assembly Act, the next provincial general election will be held on September 22, 2014 and thereafter on the fourth Monday in September in the fourth calendar year following the most recently held provincial general election.

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International Trade Agreements

Over the past 25 years the Canada-U.S. Free Trade Agreement (“FTA”) and North American Free Trade Agreement (“NAFTA”) have provided the Province of New Brunswick with an extraordinary advantage in the U.S. market. As the U.S. implements more regional/bilateral free trade agreements, Canada’s exclusive position is being eroded. Canadian business stakeholders have indicated that Canada should diversify its trade relationships.

The World Trade Organization (“WTO”) remains the cornerstone of Canadian trade policy and New Brunswick maintains its support for Canada’s position on the negotiating framework for the Doha Development Round and for the WTO as an institution. The Province participates actively on federal/provincial committees concerned with implementation, dispute settlement and negotiation aspects of international trade and investment agreements.

On February 12, 2010, Canada and the United States signed the Canada-U.S. Agreement on Government Procurement which includes for the first time provincial and territorial procurement commitments under the World Trade Organization (“WTO”) Government Procurement Agreement (“GPA”). Negotiations to modernize the World Trade Organization’s GPA and to expand market access opportunities for the parties to the agreement, including the Provinces and Territories of Canada, were successfully concluded in December 2011. As a result, Canadian suppliers are guaranteed, non-discriminatory access to opportunities in the government procurement markets of other fifteen GPA parties once the agreement enters into force.

The Government of Canada has become more aggressive with its regional trade agenda. In less than six years, Canada has concluded free trade agreements with nine countries: Colombia, Honduras, Jordan, Panama, Peru, and the European Free Trade Association member states of Iceland, Liechtenstein, Norway and Switzerland. Bilateral free trade negotiations are ongoing with India, Japan, South Korea as well as with the Caribbean Community, the Dominican Republic and several Central America countries.

Canada formally joined the Trans-Pacific Partnership (TPP) trade negotiations on October 9, 2012. The Trans Pacific Partnership is a trade agreement under negotiation by 12 countries: Australia, Brunei, Chile, Malaysia, New Zealand, Peru, Singapore, the United States, Vietnam, Canada, Mexico and Japan. The Asia-Pacific region accounts for 56 percent of global GDP and includes some of the fastest growing markets. It is in Canada’s interest to strengthen its trade and investment relationships in the region.

Canada and the European Union (“EU”) undertook an economic study in 2008 which predicts that liberalizing trade in goods and services could potentially bring a 20% boost to bilateral trade and GDP gains of up to $12 billion (or €8.2 billion) for Canada by 2014. On May 6, 2009, the Prime Minister, the European Union President and the European Commission President announced the formal launch of negotiations on the Comprehensive Economic and Trade Agreement (“CETA”). The first round of CETA negotiations took place in Ottawa in October, 2009 with the governments of the Canadian Provinces and Territories taking an active role in international trade negotiations for the first time. The Governments of Canada and the European Union reached an “agreement in principle” in the Comprehensive Economic and Trade Agreement negotiations on October 18th 2013. The Agreement is expected to enter into force sometime in 2015.

On Sept 12, 2006, Canada and the U.S. signed the Softwood Lumber Agreement (“SLA”) which excluded Atlantic Canada from the “export measures”, not the terms of the SLA overall. In January of 2012, Canada and the United States agreed to a two-year extension of the SLA from its original seven years, ending in 2013, to October, 2015. Since the SLA came into force on October 12, 2006, all softwood lumber of Atlantic origin have continued to enter the U.S. duty free, export tax free and with no quota restrictions.

7

THE ECONOMY

Economic Update 2013 to date

Economic activity in New Brunswick was much as expected during the first three quarters of 2013. Through the first 10 months employment was down by 1,400 jobs compared to the first 10 months of 2012 as full-time job losses (-3,400) were only partially offset by part-time job gains (+2,000). Wages and salaries have grown by less than 1.0% and trailed the national growth rate. Consumer spending strengthened during the second and third quarters of the year but remains weak. Gains in wood product manufacturing have led to manufacturing sector sales posting a modest improvement over 2012. Exports for forest products continue to show steady growth. Housing starts in the province’s urban centres were down 16% over year earlier levels as a slowdown in single-unit construction offset a modest improvement in multi-unit construction. Consumer inflation in the province averaged 0.6%, below the national growth rate of 0.9%.

Developments in 2012

The Canadian economy saw economic activity ease in 2012 as real GDP growth slowed to 1.8% from 2.6% in 2011. Weakness in net trade and government expenditures limited gains made by consumer spending, housing and business investment. All provinces were adversely affected by fiscal restraint on the part of governments in 2012. However, jurisdictions with the strongest ties to commodity markets fared better than others.

According to Statistics Canada’s preliminary estimate the New Brunswick economy contracted by 1.1% in 2012 due to weakness in the domestic economy. Goods-producing industries fell 4.6% with declines primarily in construction, mining and quarrying and the energy sector. The output of service industries increased 0.2% in 2012, mainly as a result of gains in finance, insurance and real estate services as well as in education services.

Consumer spending in the province softened as 2012 progressed, with retail sales ending the year down 0.7% from 2011. Employment declined by 600 in 2012 but the drop was not as pronounced as that observed in each of the previous two years. Moreover, the number of full-time jobs increased by 1,500.

Slow growth among New Brunswick’s main trading partners curbed export growth in 2012. Following a significant increase in 2011, exports were flat in 2012. While petroleum exports reported minimal growth in 2012, wood product manufacturing, seafood and mining all posted healthy gains.

Manufacturing sales were down 1.1% following a strong performance in 2011. Wood product manufacturing was a bright spot in 2012 as sales rose 8.9% from the previous year.

Investment levels in the province declined in 2012. Investment from the private sector decreased 1.5%. Public investment fell 19.7% as all levels of government saw capital expenditures drop to more sustainable levels from their stimulus-spending highs the previous two years.

Housing starts were down 4.4% for the year. Non-residential investment fell 17.7% in 2012 due to significant declines from institutional and governmental and industrial investment.

In contrast to 2011 where high energy prices exerted upward pressure on consumer prices, inflation softened in the last two quarters of 2012, resulting in a modest increase to the CPI of 1.7%.

Economic Activity

In 2012, the nominal value of New Brunswick’s GDP was estimated at $31,543 million in current prices or $41,669 per capita. Over the 2008 to 2012 period, GDP at market prices grew at a compound annual growth rate of 2.6%, comparable to the national growth rate of 2.5%.

On an industry basis, comparing 2008 and 2012, the real GDP from goods producing industries declined by 2.8%. The real GDP of service producing industries recorded a compound annual growth rate of 1.0% during that same period.

The gross value of manufacturing sales increased at a compound annual growth rate of 2.6% (in current prices) over the 2008 to 2012 period, while foreign exports of commodities rose at a compound annual growth rate of 3.6% (in current prices).

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Household income has increased from $24,073 million in 2008 to $26,855 million in 2012 (in current prices), a compound annual growth rate of 2.8%. On a per capita basis, household income increased from $32,232 to $35,476 (in current prices) over the same period, growing at a compound annual growth rate of 2.4%. Retail trade for New Brunswick increased at a compound annual growth rate of 2.4% (in current prices) over the same period.

The following table sets forth selected indices of economic activity for New Brunswick and for Canada as a whole.

Selected Economic Indicators
	Year Ended December 31,					CAGR[1]
	2008	2009	2010	2011	2012	2008-2012
	(In millions of dollars unless otherwise indicated)
Gross domestic product, income-based
New Brunswick	28,422	28,825	30,082	31,291	31,543	2.6%
Canada	1,645,974	1,567,007	1,662,757	1,760,011	1,819,967	2.5%
Gross domestic product, chained (2007) dollars
New Brunswick	28,125	27,811	28,381	28,460	28,146	0.0%
Canada	1,584,306	1,541,348	1,593,357	1,633,640	1,661,559	1.2%
Household income
New Brunswick	24,073	24,499	25,211	26,206	26,855	2.8%
Canada	1,261,802	1,261,723	1,301,618	1,364,846	1,423,718	3.1%
Household income per capita ($ thousands)
New Brunswick	32,232	32,667	33,479	34,686	35,476	2.4%
Canada	37,954	37,519	38,277	39,742	40,965	1.9%
Per capita Gross Domestic Product (in dollars)
New Brunswick	38,056	38,436	39,947	41,416	41,669	2.3%
Canada	49,509	46,597	48,897	51,248	52.367	1.4%
Private and public investment (new)	6,544	5,916	6,192	5,867	5,550	-4.0%
Retail trade	10,028	10,105	10,608	11,118	11,041	2.4%
Manufacturing sales	17,815	14,323	17,314	19,980	19,752	2.6%
Foreign commodity exports	12,808	9,825	12,666	14,780	14,749	3.6%
Change in Consumer Price Index
New Brunswick	1.7%	0.3%	2.1%	3.5%	1.7%	-
Canada	2.3%	0.3%	1.8%	2.9%	1.5%	-
Unemployment rate
New Brunswick	8.5%	8.8%	9.3%	9.5%	10.2%	-
Canada	6.1%	8.3%	8.0%	7.4%	7.2%	-
[1]Compound annual growth rate Source: Statistics Canada

Structure of the Economy

Contributions from natural resources (especially forestry related industries) to the New Brunswick economy have stabilized in the last few years following a steady decline over the 2005 to 2008 period. The provincial economy shows a larger concentration of service industries than goods-producing industries compared to Canada as a whole. During the 2008 to 2012 period, real GDP in the service industries accounted for 74.7% of total real GDP compared to 70% for Canada. Growth from the goods-producing industries has been declining over the same time period as significant public sector construction projects are completed and production at the province’s largest base metal mine winds down.

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The following table shows real GDP by industry in New Brunswick for the years 2008 to 2012, valued in chained 2007 dollars.

Real Gross Domestic Product at basic prices, by Industry
	For Year Ended December 31,
	2008	2009	2010	2011	2012	CAGR[1] % 2008-2012
	(In millions of chained 2007 dollars)
Goods-Producing Industries
Agriculture, forestry, fishing and hunting	656.2	639.7	708.6	671.2	697.5	1.5%
Mining and oil and gas extraction	946.9	576.6	643.0	598.7	514.4	-14.1%
Utilities	872.8	821.4	802.4	791.0	756.3	-3.5%
Construction	1,813.2	1,682.0	1,614.0	1,625.4	1,490.9	-4.8%
Manufacturing	2,753.0	2,682.9	2,888.6	2,915.3	2,867.5	1.0%
Total Goods-Producing Industries	7,040.7	6,406.8	6,637.5	6,583.1	6,281.8	-2.8%

Service-Producing Industries
Wholesale trade	1,404.3	1,305.8	1,284.0	1,302.7	1,262.7	-2.6%
Retail trade	1,789.2	1,869.2	1,932.1	1,970.0	1,962.0	2.3%
Transportation and warehousing	1,262.3	1,191.9	1,252.1	1,217.0	1,190.9	-1.4%
Information and cultural industries	768.9	784.2	798.1	805.7	811.8	1.4%
Finance and insurance	1,336.7	1,307.9	1,328.9	1,335.1	1,360.9	0.4%
Real estate and renting and leasing	2,839.1	2,960.5	3,050.9	3,150.2	3,222.1	3.2%
Professional, scientific and technical services	831.3	806.2	808.0	806.0	811.9	-0.5%
Administrative and support, waste management and remediation services	1,005.2	1,030.5	991.5	967.1	948.8	-1.4%
Educational services	1,551.9	1,598.0	1,616.1	1,638.2	1,654.1	1.6%
Health Care and Social Assistance	2,183.4	2,253.5	2,273.1	2,296.9	2,315.5	1.5%
Arts, entertainment and recreation	127.3	123.0	124.3	124.6	122.9	-0.1%
Accommodation and food services	527.3	556.5	550.2	532.2	536.1	0.4%
Other services (except public administration)	506.2	508.4	499.6	505.1	505.0	-0.1%
Public Administration	2,782.8	2,900.8	2,984.4	2,976.5	2,955.5	1.5%
Total Service-Producing Industries	19,037.2	19,324.1	19,616.1	19,745.0	19,774.8	1.0%

Total Real Domestic Product	26,081.2	25,755.2	26,275.6	26,350.6	26,080.2	0.0%
Source: Statistics Canada Totals may not add up due to the adoption of the chain Fisher deflation methodology [1] Compound Annual Growth Rate

Primary Industries

Mining.

New Brunswick is a major Canadian producer of lead, zinc, silver, potash, natural gas, peat, antimony, bismuth and cadmium. Other locally produced minerals include copper, salt, limestone, coal, marl and silica. In 2012, the overall value of mineral production was estimated at $1.1 billion, a 14.1% decrease compared to 2011. Non-metallic mineral production (largely potash) was essentially unchanged from the previous year, while metallic mineral production fell by 22.3% as the province’s largest producing lead-zinc-copper producer (Xstrata’s Brunswick mine) wound down production as its ore body was depleted. The mining and oil and gas extraction industry represents 2% of provincial GDP.

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Employment in the mining and oil and gas extraction industry stood at 5,300 in 2012, up 1,000 from a year earlier. The $2.2 billion expansion of the potash mine (adjacent to its existing operation near Sussex) is expected to be completed in 2013. The additional production capacity resulting from the expansion of the potash mine over the next several years is expected to essentially offset the output lost from the closure of Xstrata’s Brunswick mine in northern New Brunswick in early 2013.

Mineral Production
	Year Ended December 31,
	2008	2009	2010	2011	2012p
	(In millions of dollars)
Metallic Minerals	900.9	768.2	766.3	840.8	653.5
Non-metallic minerals	n/d	n/d	444.3	494.2	492.9
Coal	n/d	n/d	0	0	0
Total	1,537.0	1,100.4	1,210.5	1,334.9	1,146.4
p – preliminary n/d - not disclosed Source: Natural Resources Canada

Forestry

Approximately 83.5% of the land area of New Brunswick is forested and roughly one-half of the forested land is owned by the Province as Crown land. Nearly all Crown land is subject to timber licenses or harvest agreements. Harvest activities on Crown land generated $67.3 million in Crown royalties for the fiscal year ended March 31, 2013. The Province received $65.4 million of these royalties from Licensee and Sub-licensee harvest activities and $1.9 million was forwarded to New Brunswick First Nation Communities in accordance and in association with First Nation harvesting activities.

The following table sets forth the most recently published estimates of forest production in New Brunswick for the years 2006 through 2010.

Forest Production
	Year Ended December 31,
	2006	2007	2008*	2009*	2010
	(In thousands of cubic metres)
Logs and Bolts	6,371	5,187	5,187	3,432	4,394
Pulpwood	3,985	3,677	3,677	4,423	4,790
Other (industrial roundwood)	n/d	n/d	n/d	n/d	1
Fuelwood	62	49	49	63	34*
Total	10,418	8,914	8,914	7,919	9,219*
*National Forestry database estimate Note: Due to incomplete details, totals may not always agree.

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Agriculture

On May 10, 2011, the 2011 Census of Agriculture counted 2,611 farms in New Brunswick, down from 2,776 farms (or a 5.9% decrease) in 2006. There were 3,470 farm operators in 2011, a 6.1% decline from 2006, and their average age increased from 52.8 years to 55.5 years over the five year period. Total farm area in New Brunswick decreased 4.0% between 2006 and 2011, to 937,829 acres in 2011. However, the average area per farm increased, to 359 acres in 2011 from 352 acres in 2006.

New Brunswick’s total fruit area rose 23.5% from 2006, to 29,851 acres in 2011. The increase was driven by the expansion of both blueberry and cranberry areas. The province ranked second in Canada for total number of maple taps with 1.9 million taps in 2011, an increase of 11.4% from 2006. Hay farms accounted for 15.5% of all farms in New Brunswick in 2011, followed by fruit and tree-nut operations (14.5%), beef farms (13.7%) and dairy farms (8.7%).

Total farm cash receipts in the Province were $527.1 million in 2012, down 1.2% from a significant increase the previous year. Crop receipts fell 4.7%, while livestock receipts were up 0.5%..

Fishing

Lobster, crab, herring, shrimp, scallops, and sea urchin have been the species most important to the primary fishing industry, accounting for nearly 95.9% of the value of landings estimated at $175.6 million in 2011, a 19.2% increase from the $147.3 million in 2010 with the value of shellfish landings (largely lobster and crab) up 24.5% . The average annual value of fish landings during the 2007 to 2011 period was $166.3 million. New methods of processing and marketing frozen and pre-cooked fish and shellfish have expanded market opportunities and increased the competitiveness of the industry.

Aquaculture

New Brunswick aquaculture production ranked second in the country behind only British Columbia in 2011. Sales of New Brunswick aquaculture products and services declined by 16.2% from an unusually strong year in 2010 to $195.5 million in 2011 and were comparable to production levels in 2009.

Secondary Industries

Manufacturing

Following increases totalling over 39% in 2010 and 2011, New Brunswick manufacturers reported a modest decline (-1.1%) on sales of $19,752 million in 2012. Sales of non-durable goods, which represent over 85% of the total, decreased 1.1% while durable goods declined 1.4%. Manufacturing sales for Canada increased 3.5%. The manufacturing sector represents slightly more than 10% of provincial GDP.

Manufacturing employment decreased by 2,200 to 29,700 in 2012. Both durable and non-durable productions reported declines of 1,100.

The table below sets forth the leading industrial groups in New Brunswick’s manufacturing sector, according to gross selling value of factory sales, for the years 2008 through 2012.

Gross Selling Value of Factory Sales
	Year Ended December 31,
						CAGR[1] %
	2008	2009	2010	2011	2012	2008-2012
Industry	(In millions of dollars)
Non-durable product manufacturing	15,506.1	12,025.5	14,494.1	17,130.0	16,943.0	2.2%
Durable product manufacturing	2,308.4	2,297.9	2,820.3	2,849.7	2,809.1	5.0%
Total	17,814.5	14,323.4	17,314.4	19,979.8	19,752.2	2.6%
[1]Compound annual growth rate Source: Statistics Canada

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Construction

The construction industry in New Brunswick experienced a difficult year in 2012 as public and private investment levels were down from the previous year. Employment in the construction industry declined by 3,200 while real GDP declined by 5.4%. Construction industry activity represented approximately 7% of provincial GDP.

Service Industries

Trade

Despite posting a modest decline in 2012, New Brunswick’s retail trade surpassed $11 billion for the second consecutive year. This industry accounts for 7% of provincial GDP. Higher sales were reported in four of 11 subsectors led by general merchandise stores (in dollar terms).

Provincial employment in the sector was 44,600 in 2012, up from 42,900 the previous year. Average weekly earnings in the retail sector increased by 3.1% in 2012.

Transportation

Transportation and warehousing employment declined marginally (-200) to 17,300 in 2012. Sightseeing transportation posted a decline of 1,000 while trucking rose 1,100. Levels fell for ground passenger transportation, but rose for couriers and messengers. This sector represents over 4% of provincial GDP.

Cargo tonnage at the port of Saint John decreased 15.1% in 2012. The number of cruise ship passengers increased 1.7% to 187,901 as calls returned to previous levels at 75. Airports serving the three largest centres reported increases in the number of passengers.

Communications and Technology

Employment in the information and communication technologies sector (ICT) decreased by approximately 600 in 2012. A gain for employment in wired telecommunications carriers was offset by a loss in computer systems design. ICT accounts for over 3% of provincial GDP. The customer contact sector reports nearly 100 sites that employ approximately 17,000 people throughout the province.

Tourism

In 2012, employment for accommodation and food services in New Brunswick increased by 900 to 22,400 while average weekly earnings in the industry rose 6.9%. Regarding tourism, New Brunswick saw a slight increase in visits of one or more nights in 2012 over 2011, and visitor spending was projected to increase by 3.7%.

The tourism sector represents approximately 2.0% of provincial GDP.

Foreign Trade

Trade
	Year Ended December 31,
	2008	2009	2010	2011	2012
	(In millions of dollars unless otherwise indicated)
Exports of Goods and Services	24,403	20,669	23,805	27,212	27,401
Exports to other countries	14,248	11,153	13,228	15,554	15,767
Exports of goods to other countries	13,136	10,301	12,338	14,580	14,791
Exports of services to other countries	1,112	852	890	974	976
Exports to other provinces	10,155	9,516	10,577	11,658	11,634
Exports of goods to other provinces	6,184	5,155	6,209	7,200	7,056
Exports of services to other provinces	3,971	4,361	4,368	4,458	4,578
Ratio of Exports to Nominal GDP	85.9%	71.7%	79.1%	87.0%	86.9%

Imports of Goods and Services	29,304	25,363	28,483	32,233	32,565
Imports from other countries	14,668	13,697	15,456	18,476	19,415
Imports of goods from other countries	13,661	12,588	14,357	17,303	18,170
Imports of services from other countries	1,007	1,109	1,099	1,173	1,245
Imports from other provinces	14,636	11,666	13,027	13,757	13,150
Imports of goods from other provinces	7,455	5,088	6,055	6,698	5,731
Imports of services from other provinces	7,181	6,578	6,972	7,059	7,419
Ratio of Imports to Nominal GDP	103.1%	88.0%	94.7%	103.0%	103.2%

Trade Balance	(4,901)	(4,694)	(4,678)	(5,021)	(5,164)

Gross Domestic Product at Market Prices	28,422	28,825	30,082	31,291	31,543
Source: Statistics Canada

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Foreign exports have become increasingly important to both the New Brunswick and Canadian economies. In 2012, foreign exports were equivalent to 50% of nominal GDP for the Province compared to 30% for Canada. On an economic accounts basis, New Brunswick’s foreign exports, estimated at $15,767 million in 2012 (in current dollars), increased at a compound annual growth rate of 2.6% over the 2008 to 2012 period.

Foreign Exports of Commodities

Due to the significance of commodity exports, the economic performance of the Province is highly dependent on international economic conditions, particularly in the U.S. In 2012, the U.S. purchased an aggregate of 86.4% of the Province’s foreign commodity exports. Energy products (mostly refined petroleum products) accounted for 39.8% of all commodity exports that year, followed by basic and industrial chemical, plastic and rubber products at 30.0%, and forestry products and building and packaging materials at 11.7%.

The table below shows foreign exports of commodities from New Brunswick for the years 2008 to 2012. The largest component, energy products, increased at a compound annual growth rate of 5.6% during that time. Exports of forestry products and building and packaging materials reported little change but were well above 2009 recession levels. Exports of basic and industrial chemical, plastic and rubber products increased at a compound annual rate of 4.3% between 2008 and 2012, while consumer goods rose 4.8%.

Foreign Exports of Commodities
	Year Ended December 31,					CAGR[1] (%)
	2008	2009	2010	2011	2012	2008-2012
	(In millions of dollars)

Farm, fish and intermediate food products	273.0	267.0	259.9	278.2	349.8	6.4%
Energy products	4,716.2	3,112.4	4,216.7	5,525.4	5,867.2	5.6%
Metal ores and non-metallic minerals	714.6	426.4	514.7	521.6	558.4	-6.0%
Metal and non-metallic mineral products	261.1	221.8	273.6	320.3	241.1	-2.0%
Basic and industrial chemical, plastic and rubber products	3,757.1	3,087.1	4,246.2	4,909.5	4,446.9	4.3%
Forestry products and building and packaging materials	1,712.5	1,410.8	1,774.9	1,698.5	1,718.8	0.1%
Industrial machinery, equipment and parts	92.6	81.4	50.8	57.5	96.6	1.1%
Electronic and electrical equipment and parts	24.6	21.9	23.1	32.9	39.4	12.5%
Motor vehicles and parts	9.7	4.5	6.6	10.3	15.0	11.5%
Aircraft and other transportation equipment and parts	27.9	38.6	42.9	60.6	59.7	20.9%
Consumer goods	1,096.5	1,067.2	1,213.2	1,335.0	1,321.2	4.8%

Special transactions trade	122.5	86.0	43.1	40.6	35.7	-26.5%
Total	12,808.2	9,825.2	12,665.8	14,789.7	14,749.4	3.6%
[1]Compound annual growth rate Source: Statistics Canada

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Foreign Imports of Commodities

The table below shows foreign imports of commodities to New Brunswick for the years 2008 to 2012. The largest component, energy products, increased at a compound annual growth rate of 4.0% during that time due to particularly strong increases in energy prices in the past few years.

Foreign Imports of Commodities
	Year Ended December 31,					CAGR[1] (%)
	2008	2009	2010	2011	2012	2008-2012
	(In millions of dollars)

Farm, fish and intermediate food products	338.2	338.2	405.0	396.8	408.7	4.8%
Energy products	7,836.8	6,344.8	7,206.7	9,899.0	9,173.0	4.0%
Metal ores and non-metallic minerals	30.5	98.2	164.1	400.1	418.9	192.5%
Metal and non-metallic mineral products	269.9	192.2	225.8	236.0	210.3	-6.0%
Basic and industrial chemical, plastic and rubber products	436.0	452.4	618.8	628.1	595.5	8.1%
Forestry products and building and packaging materials	311.5	310.0	346.5	324.8	338.0	2.1%
Industrial machinery, equipment and parts	532.1	639.5	546.2	446.7	484.3	-2.3%
Electronic and electrical equipment and parts	126.1	154.5	164.0	197.9	231.1	16.4%
Motor vehicles and parts	392.0	351.3	428.6	422.9	412.6	1.3%
Aircraft and other transportation equipment and parts	60.1	80.9	128.8	220.4	142.1	24.0%
Consumer goods	385.5	407.1	438.7	459.4	568.3	10.2%
Special transactions trade	25.9	27.1	24.5	26.0	21.3	-4.8%
Total	10,744.5	9,396.2	10,698.0	13,658.4	13,004.3	4.9%
[1]Compound annual growth rate Source: Statistics Canada

New Investment

The following table sets forth statistics regarding new investment in New Brunswick by sector and compares total new investment with Canada as a whole.

Capital Expenditures
	Year Ended December 31,
	2008	2009	2010	2011	2012
New Brunswick	(In millions of dollars)
Capital, construction
Housing	1,622.0	1,571.1	1,712.8	1,579.6	1,523.8
Public Administration	565.3	675.1	811.3	1,197.6	852.1
Other	2,264.1	1,728.3	1,571.7	1,394.2	1,405.1
Total expenditures, construction	4,451.4	3,974.5	4,095.8	4,171.4	3,781.0

Capital, machinery and equipment
Manufacturing	511.9	435.9	425.0	524.3	372.4
Finance and Insurance	207.6	88.3	113.6	79.3	25.6
Real Estate and Rental and Leasing	192.0	177.5	143.0	135.0	139.0
Public Administration	189.9	178.4	271.5	265.8	264.2
Other	990.8	1,061.2	1,142.9	1,202.2	1,284.3
Total expenditures, machinery and equipment	2,092.2	1,941.3	2,096.0	2,206.6	2,085.5

Capital expenditures – Total	6,543.7	5,915.8	6,191.8	6,378.1	5,866.5

Canada
Capital expenditures – Total	349,258.5	306,608.1	346,876.6	365,208.7	391,508.1
Source: Statistics Canada

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Capital investment in New Brunswick declined 8.0% to $5.9 billion in 2012. Investment in the private sector fell 1.5% while the public sector decreased 19.7% as major economic recovery and highway transportation projects wound down. Higher investment in retail trade, information, and cultural industries, transportation and warehousing, and utilities could not offset lower investment in public administration, manufacturing, educational services and housing. Nationally, capital investment rose 7.2%.

Major investments in the Province since the mid-1990s included projects in the refined petroleum products, power generation, real estate, retailing, food processing, electronic products, communications, transportation infrastructure, health, recreation, education and forestry-related industries.

In 2012, lower private and public investment levels from the previous year impacted economic activity in the province. Public sector investment fell sharply in 2012 as several stimulus projects came to an end. All levels of government continued austerity measures in an attempt to move towards a more sustainable fiscal environment.

Residential investment declined in 2012 thanks to a drop in housing starts (-4.4%). While the Moncton region experienced an 8.6% increase over 2011, housing starts in the Fredericton and Saint John urban areas declined. Following strong performances in 2010 and 2011, non-residential building construction investment decreased by 17.7% in 2012. Commercial (-6.8%) industrial (-13.6%) and institutional and governmental (-28.4%) building construction all reported declines in investment. The weak performance especially for non-residential investment, translated into employment declines within the construction industry (-3,200).

Labour Force

Employment in New Brunswick declined marginally by 600 from 2011 to 351,400. Nationally, employment increased 1.2%. Full-time employment, accounting for 84% of all jobs in the province, rose by 1,500 while part-time employment declined by 2,100. Recouping all of the job losses from the previous year, employment in the service sector increased by 4,500 in 2012, led by gains in health care and social assistance (+2,700) and educational services (+1,800). The goods-producing sector reported job losses of 5,100 in 2012, largely in the construction (-3,200) and manufacturing (-2,200) industries.

The decline in employment resulted in an increase in New Brunswick’s unemployment rate to 10.2% in 2012. The unemployment rate for men rose to 12.1% while that for women increased to 8.3%. Canada’s unemployment rate was 7.2% in 2012, down from 7.4% in 2011.

Labour Force
	Average for Year Ended December 31,
	2008	2009	2010	2011	2012
	(In thousands)
Population 15 years and over	610.7	613.9	616.8	619.4	620.4
Labour Force	392.6	394.2	392.5	389.2	391.4
Labour Force Employed	359.1	359.5	356.1	352.0	351.4
Labour Force Unemployed	33.5	34.6	36.4	37.1	40.0
Unemployment Rate
New Brunswick	8.5%	8.8%	9.3%	9.5%	10.2%
Canada	6.1%	8.3%	8.0%	7.4%	7.2%
Participation Rate
New Brunswick	64.3%	64.2%	63.6%	62.8%	63.1%
Canada	67.6%	67.1%	67.0%	66.8%	66.7%
Source: Statistics Canada

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Employment by Industry
	Average for Year Ended December 31,
	2008	2009	2010	2011	2012
	(In thousands)
Goods-Producing Sector	79.7	80.6	79.8	79.8	74.7
Agriculture	6.0	7.0	5.8	5.1	4.1
Forestry, fishing, mining, quarrying, oil and gas	11.3	10.6	10.5	10.3	11.9
Utilities	4.9	4.3	4.3	4.3	4.0
Construction	23.4	26.3	28.4	28.1	24.9
Manufacturing	34.1	32.4	30.8	31.9	29.7
Services-Producing Sector	279.4	278.9	276.3	272.3	276.8
Trade	56.7	54.1	56.0	53.8	54.3
Transportation and warehousing	19.9	18.5	18.9	17.5	17.3
Finance, insurance, real estate and leasing	15.5	16.4	15.8	17.1	17.3
Professional, scientific and technical services	16.9	16.7	15.6	15.9	15.3
Business, building and other support services	19.2	19.8	17.4	17.0	16.3
Educational services	25.2	27.0	26.4	25.3	27.1
Health care and social assistance	50.6	49.4	50.1	50.4	53.1
Information, culture and recreation	11.6	11.8	12.7	12.2	13.0
Accommodation and food services	23.4	22.7	20.8	21.5	22.4
Other services	15.6	15.6	17.2	15.4	16.2
Public administration	24.8	27.0	25.4	26.2	24.4

Total	359.1	359.5	356.1	352.0	351.4
Source: Statistics Canada

Economic Development

Economic growth is assisted by the federal government’s Atlantic Canada Opportunities Agency (“ACOA”) which was launched in June 1987 with a mandate to stimulate economic development in the Atlantic Provinces.  In addition, economic growth will be enhanced by investments in infrastructure which are made possible by the following joint initiatives:

The Canada-New Brunswick Municipal Rural Infrastructure Fund Agreement came into effect in 2004 to improve local infrastructure projects in New Brunswick.  Canada and New Brunswick are each contributing $39.6 million to be matched by municipalities for a total of $118.8 million.  As at March 31, 2013, $79.1 million of federal/provincial funding had been expended under this Agreement.  This initiative will continue until March 31, 2014 as per an amended agreement.

The Canada-New Brunswick Agreement on the Transfer of Federal Gas Tax Revenues under the New Deal for Cities and Communities came into effect in 2006 for investment in environmentally sustainable municipal infrastructure.  Canada and New Brunswick are contributing $116.1 million and $30 million, respectively, for a total of $146.1 million. The Agreement has been extended to 2014 and additional federal funding of $178.5 million has been confirmed. As at March 31, 2013, $258.4 million had been expended under this initiative.

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Under the Canada-New Brunswick Building Canada Fund – Base Funding agreement which came into effect in 2008, $175 million of federal funding will be invested in infrastructure projects during the seven years ending March 31, 2014.  This funding is to be matched by the Province.  As at March 31, 2013, $72.2 million had been expended under this Agreement.

The Community Development Trust was established in 2008 by the Government of Canada to invest $30 million over three years in communities most affected by changes in the global economy.  As at March 31, 2013, $29.9 million had been expended from this trust.

The Canada-New Brunswick Building Canada Fund – Communities Agreement for $33 million each federal and provincial funding expires March 31, 2017.  In September 2009, the Province entered into the Building Canada Fund Communities Amended Agreement, committing a further $11.1 million of federal and provincial funding.  Expenditures were $75.2 million as at March 31, 2013.

The Province of New Brunswick is also investing directly in the following three initiatives in support of economic growth:

•	In 2001, the Total Development Fund was established by the Government of New Brunswick to fund the implementation of value-added development initiatives in the forestry, mining, energy, aquaculture, agriculture, and tourism sectors. As at March 31, 2013, $126.6 million had been expended under this program.
•	In 2011, the Government of New Brunswick committed $200 million over a four-year period to the Northern New Brunswick Economic Development and Innovation Fund, a comprehensive development strategy for the northern regions of New Brunswick. As at March 31, 2013, $45.7 million has been expended under this initiative.

•         In 2011, the Government of New Brunswick committed $50 million over a four-year period to the Miramichi Regional Economic Development and Innovation Fund, with the objective of supporting strategic economic development in this region.  As at March 31, 2013, $7.4 million has been expended under this initiative.

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REVENUE AND EXPENDITURE OF THE PROVINCE

General Information

Under the Constitution Act, 1867 and the Constitution Act, 1982 provincial legislatures are given certain exclusive powers, including the power to impose direct taxation within the provinces to raise revenue for provincial purposes and the power to borrow money on the sole credit of the provinces.

The Financial Administration Act governs the receipt of public money, the disbursement of public funds, the control of expenditures, and the keeping and auditing of public accounts of the Province. All public monies are to be deposited to the credit of the Province and constitute the Consolidated Fund of the Province. Monies necessary for the carrying out of the operations of the provincial government for each fiscal year are voted by the Legislative Assembly, with the exception of those expenditures for which provision has already been made through existing legislative authority. In addition, under the authority of the Financial Administration Act, should the occasion arise when the Legislative Assembly is not in session, the Lieutenant-Governor in Council may order the issue of a special warrant authorizing payment out of the Consolidated Fund for an expenditure required urgently for the public good which was not provided for by the Legislative Assembly. Amounts appropriated under special warrant must be approved at the next session of the Legislative Assembly.

In accordance with the Financial Administration Act and certain other Acts, funds received for a special purpose are to be disbursed for that purpose. Unlike other budgetary accounts, any unspent balance of these funds may be spent in subsequent fiscal years without appropriation by the Legislative Assembly. At March 31, 2013, the balance of unspent special purpose funds was $121.0 million.

Funds may also be considered as Special Operating Agency Funds. Revenue may be generated by the Agencies or from transfers from other budgetary accounts. Any unspent balance of these funds may, with permission from the Board of Management as per the Financial Administration Act, be carried forward to subsequent fiscal years. At March 31, 2013, the balance of unspent special operating funds approved for carry-over was $14.5 million. All transactions between the Special Operating Agencies and provincial departments are eliminated from the Province's combined statement of revenue and expenditure.

Volume 1 of the public accounts contains the consolidated financial statements of the Province which are subject to audit by the Auditor General. The Auditor General is an official responsible under the provisions of the Auditor General Act for the examination of the accounts of the Province and for reporting thereon annually to the Legislative Assembly. The consolidated financial statements include certain organizations that are accountable to the Legislative Assembly and are included in the Provincial Reporting Entity as described in Note 1(c) and (d) to the financial statements. The methods by which the various organizations are included in the Province's financial statements are also outlined in Note 1(d).

Each fiscal year, the Minister of Finance delivers a budget and the Estimates of Revenue and Expenditure (the "Budget Estimates") to the Legislative Assembly. The Minister of Finance reports on the status of the budget plan during the year. The Budget Estimates include the revenue and expenditures of some provincially-created Boards, Commissions and Crown corporations, or the net profits of such entities, or the provincial contribution towards the operations of such entities, as well as funds advanced through such entities to various individuals and enterprises in the form of repayable loans and investments.

The Province enacted the Fiscal Responsibility and Balanced Budget Act in 2006 which states that “It is the objective of the Government of New Brunswick that, in respect of each fiscal period, the total amount of expenses for that fiscal period not exceed the total amount of revenue for that fiscal period.” The most recently ended fiscal period commenced April 1, 2007 and ended March 31, 2011. A new fiscal period began April 1, 2011 and will end March 31, 2015.

The Government of New Brunswick indicated in the 2009-2010 and the 2010-2011 Budgets that given the global economic and financial climate, the objectives of the Fiscal Responsibility and Balanced Budget Act for the four-year fiscal period from April 1, 2007 to March 31, 2011, would not be met. The Government was not able to meet its objective with a cumulative deficit of $1,693.4 million for the fiscal period ending March 31, 2011. The Government reported a deficit of $507.7 million for the 2013 fiscal year.

The Province implemented Tangible Capital Asset Accounting and introduced major changes in accounting policies during the year ended March 31, 2005. It implemented the new government reporting model recommendations of PSAB of the CICA. In addition to restating net debt, the new accounting model introduced an additional financial measure for governments that is referred to as the accumulated deficit. It is the net debt minus non-financial assets. With this model, net debt is divided into two components: the portion that relates to investment in capital infrastructure and other non-financial assets and the portion that relates to past operating deficits or the accumulated deficit.

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The following table sets forth information regarding the surplus or deficit for the four fiscal years ended March 31, 2013 and the Budget Estimates for the fiscal year ending March 31, 2014.

Comparative Statement of Surplus or Deficit

	Year Ending March 31
					Budget
					Estimates
BUDGETARY ACCOUNTS	2010	2011	2012	2013	2014
	(In thousands of dollars)
Ordinary Account
Revenues	6,551,108	7,012,019	7,272,337	7,094,394	7,498,700
Expenditures	7,172,008	7,527,636	7,443,327	7,652,996	7,863,858
Surplus (Deficit)	(620,900)	(515,617)	(170,990)	(558,602)	(365,158)
Capital Account
Revenues	84,492	64,453	47,635	223,061	31,150
Expenditures	650,785	921,732	535,699	912,282	466,063
Surplus (Deficit)	(566,293)	(857,279)	(488,064)	(689,221)	(434,913)
Special Purpose Account
Revenues	62,536	68,676	66,442	65,168	61,658
Expenditures	57,111	67,929	63,352	62,501	72,462
Surplus (Deficit)	5,425	747	3,090	2,667	(10,804)
Special Operating Agency Account
Revenues	349,219	264,096	191,141	189,346	175,914
Expenditures	337,579	246,778	189,095	183,971	165,980
Surplus (Deficit)	11,640	17,318	2,046	5,375	9,934

Sinking Fund Earnings	216,426	223,512	225,626	220,689	206,500
Accounting Adjustments
Revenue	(207,836)	(147,391)	(111,017)	(106,881)	(96,781)
Expenditure	(140,772)	(199,315)	(114,653)	(194,092)	(96,781)

Consolidated Revenue	7,055,945	7,485,365	7,692,164	7,685,777	7,877,141
Net Change in Deferred Capital Contributions	(28,298)	(46,387)	7,265	(8,478)	49,894
Items netted for Budget Purposes	92,870	102,616	106,457	104,355	66,900

Operating Revenue	7,120,517	7,541,594	7,805,886	7,781,654	7,993,935

Consolidated Expenditures	8,076,711	8,564,760	8,116,820	8,617,658	8,471,582
Add: Amortization Expense	293,664	307,732	327,300	349,779	355,520
Less: Gross Investment in Tangible Capital Assets	(579,884)	(879,970)	(525,922)	(899,606)	(421,374)
Other Accounting Adjustments	(67,112)	64,219	26,551	117,220	---
Items netted for Budget Purposes	92,870	102,616	106,457	104,355	66,900
Operating Expense	7,816,249	8,159,357	8,051,206	8,289,406	8,472,628

Surplus (Deficit)	(695,732)	(617,763)	(245,320)	(507,752)	(478,693)
(Increase) Decrease in Net Debt from Operations	(1,020,766)	(1,079,395)	(424,656)	(931,881)	(594,441)

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Changes in Cash Flow

The following table sets forth the changes in cash flow of the Province for the four fiscal years ended March 31, 2013 and the Budget Estimates for the fiscal year ending March 31, 2014.

Changes in Cash Flow
					Budget
					Estimates[1]
	2010	2011	2012	2013	2014
	(In millions of dollars)
Operating Transactions
Surplus (Deficit)	(695.7)	(617.8)	(245.3)	(507.8)	(478.7)
Non-Cash Items
Amortization of Premiums, Discounts and Issue Expenses	5.7	5.5	4.5	4.2	-
Foreign Exchange Expense	(20.1)	(25.0)	(22.3)	(19.3)	-
Increase in Provision for Losses	92.6	106.9	33.7	(77.5)	-
Sinking Fund Earnings	(216.4)	(223.5)	(225.6)	(220.7)	(206.5)
Amortization of Tangible Capital Assets	293.7	307.7	327.3	349.8	355.5
Amortization of Deferred Capital Contributions	-	-	-	-	-
Loss on Disposals and Impairments of Tangible Capital
Assets	0.5	8.4	26.4	24.8	-
Actual Losses Due to Foreign Exchange	4.9	7.0	6.9	6.5	-
(Increase) Decrease in Pension Surplus	13.6	(23.3)	(39.6)	110.0	-
Increase in Deferred Revenue	59.5	87.1	25.7	(50.0)	(49.9)
(Increase) Decrease in Working Capital	(78.5)	120.8	(42.2)	32.3	-
Net Cash From (Used In) Operating Activities	(540.2)	(246.2)	(150.5)	(347.8)	(379.6)

Investing Transactions
(Increase) Decrease in Investments, Loans and Advances	118.2	(217.0)	(166.1)	(159.2)	(116.4)
Non-Cash Adjustment in Investing Activities	4.9	110.5	(9.9)	124.8	-
Net Cash From (Used In) Investing Activities	123.1	(106.5)	(176.0)	(34.4)	(116.4)

Capital Transactions
Purchase of Capital Assets	(579.9)	(880.0)	(525.9)	(899.6)	(421.4)
Cash Received to Acquire Tangible Capital Assets	-	-	-	-	-
Net Cash Used in Capital Transactions	(579.9)	(880.0)	(525.9)	(899.6)	(421.4)

Financing Transactions
Net Proceeds from Issuance of Funded Debt	1,293.0	1,941.3	1,746.2	1,434.9	-
Received from Sinking Fund for Redemption of Debentures and Payment of Exchange	343.7	231.0	502.9	628.5	-
(Decrease) Increase in Obligations Under Capital Leases	(20.4)	75.8	(19.5)	(27.1)	-
Sinking Fund Installments	(160.3)	(156.0)	(172.9)	(126.6)	-
Short term borrowing Funded Debt Matured	287.3 (922.7)	(486.2) (440.3)	(152.5) (908.5)	697.0 (903.3)	- -
Net Cash From Financing Activities	820.6	1,165.6	995.7	1,703.4	-

Increase (Decrease) in Cash Position during Year	(176.4)	(67.1)	143.3	421.6	-
Cash Position – Beginning of Year	975.2	798.8	731.7	875.0	-
Cash Position – End of Year	798.8	731.7	875.0	1,296.6	-

Cash Represented by
Cash and Short term Investments	798.8	731.7	875.0	1,296.6	-

1 The Budget Estimates do not include estimates of total borrowing requirements of the Province. For information with respect to financial requirements of the Province and with respect to maturing debt of the Province, see Financing-Financial Requirements” and “Financing-Funded Debt Maturity Schedule”, respectively. (-) Denotes no estimate provided.

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2012-2013 Budget Estimates

For the fiscal year ended March 31, 2013 there was a deficit of $507.7 million. This represents an increase of $324.8 million from the budgeted deficit of $182.9 million. Operating revenues were $7,781.7 million; $269.5 million lower than the budgeted amount of $8,051.2 million. Revenues were lower due to a $148.8 million shortfall in tax revenues attributable to a weakened economy, a reduction of $67.2 million in income from Government Business Enterprises primarily related to weaker-than-projected results for NB Power, and reduced royalty revenue of $35.6 million, reflecting lower world prices and volumes. Operating expenses were $8,289.4; $55.3 million higher than budget at $8,234.1 million. Expenses were higher than budget mainly due to an increase in pension expense offset by lower than budgeted expenses in almost all departments. Net debt increased by $931.8 million for the year compared to the budgeted increase of $738.9 million.

Major Sources of Ordinary Account Revenue for 2013-14

The major sources of ordinary account revenue for the Province are payments from the Federal government, consumption taxes and income taxes. For the fiscal year ending March 31, 2014, the Province’s revenue is estimated at $7,498.7 million, projecting an increase of 5.7% from the fiscal year ended March 31, 2012. Overall this represents a projected increase of $404.3 million in revenue. The principal factors that have increased revenue are Personal Income Tax ($192.2 million), Government Business Enterprises ($100.3 million) and Property Tax ($78.8 million).

The following table shows the percentage sources of ordinary account revenue for the four fiscal years ended March 31, 2013 and the Budget Estimates for the fiscal year ending March 31, 2014.

Ordinary Account Revenue Sources
	Year Ending March 31
					Budget Estimates	CAGR[1]
	2010	2011	2012	2013	2014	2010-2014
	(%)
Taxes
Personal Income	20.3	17.8	17.4	17.3	18.9	1.6
Corporate Income	3.9	4.4	4.0	3.5	3.6	1.1
Consumption	19.0	19.9	20.9	21.9	20.8	5.9
Property	5.9	5.7	5.7	5.8	6.6	6.4
Miscellaneous	0.6	0.6	0.7	0.9	0.6	2.7
Total Taxes	49.7	48.4	48.7	49.4	50.5	3.8

Other Revenue
Licenses, Permits and Fees	5.6	5.8	5.9	5.6	5.3	2.0
Federal Government Payments	42.0	39.6	37.4	38.1	36.2	(0.4)
Government Business Enterprises	1.2	4.4	6.2	4.7	5.7	53.3
Miscellaneous	1.5	1.8	1.8	2.2	2.3	14.5
Total Revenue	100.0	100.0	100.0	100.0	100.0
Total Net Ordinary Account Revenue (millions of dollars)	6,551.1	7,012.0	7,272.3	7,094.4	7,498.7	3.4
[1] Compound annual growth rate

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Personal and Corporate Income Taxes

Personal IncomeTaxes

New Brunswick’s provincial personal and corporate income taxes are collected and administered by the federal government under a federal-provincial tax collection agreement. For the taxation years up to and including 1999, personal income tax was calculated as a percentage of federal income tax. Effective January 1, 2000, the Province adopted a ‘tax on taxable income’ method of calculating provincial personal income tax. This method gave New Brunswick’s personal income tax policy flexibility to help ensure the tax system addresses the provincial government’s social, economic and fiscal objectives.

In order to raise additional revenue to help meet fiscal needs, Budget 2013-2014 announced that effective July 1, 2013, personal income tax rates were returned to the rates that applied in 2006. While these rates are higher than those that were in place, the 2006 personal income tax rates are significantly lower than the rates that were in effect for 2007 and 2008. Reverting to the 2006 rates will mean that individuals with the means to pay more will do so. These measures will result in the largest percentage increase in tax being for people in the top two income brackets making $77,908 to $126,662 and above. Even with these increases, New Brunswick’s personal income taxes will remain lower than those in the other Maritime provinces and Quebec.

The table below shows the New Brunswick provincial personal income tax rates from 2011 to 2013.

2011	2012	2013* Effective July 1
9.1% on first $37,150	9.1% on first $38,190	9.68% on first $38,954
12.1% on $37,150 to $74,300	12.1% on $38,190 to $76,380	14.82% on $38,954 to $77,908
12.4% on $74,300 to $120,796	12.4% on $76,380 to $124,178	16.52% on $77,908 to $126,662
14.3% over $120,796	14.3% over $124,178	17.84% over $126,662

*Note:

Tax rates shown above for 2013 are effective July 1, 2013 for source deduction purposes. In legislation and on the 2013 income tax forms the rates will appear as follows:

9.39% on first $38,954
13.46% on $38,954 to $77,908
14.46% on $77,908 to $126,662
16.07% over $126,662

Provincial income tax credit amounts and tax brackets are indexed annually by national CPI.

Corporate Income Taxes

To ensure businesses also contribute to addressing the fiscal challenge, Budget 2013-2014announced that New Brunswick’s general corporate income tax rate would be increased. Effective July 1, 2013, the general corporate income tax rate was increased from 10 per cent to 12 per cent. Even with a 12 per cent rate, New Brunswick will continue to have the lowest general corporate income tax rate in Atlantic Canada.

New Brunswick’s small business CIT rate applies to active business income of small Canadian controlled private corporations. Currently, the New Brunswick small business rate is 4.5% on the first $500,000 of active business income.

New Brunswick’s Research and Development provides a 15% refundable tax credit for expenditures that are eligible for the Federal Scientific Research and Experimental Development Tax Credit.

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Capital Taxes

New Brunswick does not apply a capital tax on businesses except for deposit accepting financial institutions. For banks, loan companies and trust companies, New Brunswick applies a capital tax on capital assets in excess of $10 million. The Financial Corporations Capital Tax rate is 4%.The Province administers the capital tax on financial institutions. The Financial Corporations Capital Tax is deductible for federal and provincial corporate income tax purposes.

Harmonized Sales Tax

Effective April 1, 1997, New Brunswick eliminated its provincial retail sales tax and adopted a harmonized sales tax (“HST”). The HST is a value-added tax composed of the federal goods and services tax (“GST”) and a provincial component of 8%. The federal government administers the HST. The tax adopts the federal GST base and therefore applies to all goods and services subject to tax under the federal Excise Tax Act. On July 1, 2006, the federal government reduced the GST to 6% and on January 1, 2008, the federal government further reduced the GST to 5%. As a result of these changes, the HST rate in New Brunswick is currently 13%.

Under the HST, businesses receive full input tax credits for tax paid on business purchases. As with the federal GST, the HST provides the same tax-free status for certain goods offered under the GST (e.g. basic groceries). In addition, a number of rebates and credits are available. Books receive a point-of-sale rebate on the 8% provincial portion of the HST.

Gasoline and Motive Fuel Taxes

The current provincial gasoline and motive fuel tax rates are 13.6 cents per litre for gasoline and 19.2 cents per litre for motive fuel.

Tobacco Tax

Tobacco taxes are an important tool that governments can use to help discourage smoking and pay for the additional costs smoking imposes on the health care system. As such, Budget 2013-2014 announced that effective midnight on March 26, 2013, the tax rate that is applied to all tobacco products in New Brunswick increased from 17 cents to 19 cents per cigarette or equivalent unit, except for cigars which the tax increased from 50 per cent to 75 per cent of the retail price.

Property Taxes

For the 2013 property taxation year, New Brunswick levies a provincial real property tax of $1.3973 per $100 of assessment on residential property that is not occupied by the owner. A provincial property tax rate of 57.65 cents per $100 of assessment for 2013 is applied to owner-occupied residential property in unincorporated areas. The Province also levies a property tax on non-residential property at a rate of $2.1035 per $100 of assessment for 2013. In addition to the residential and non-residential property tax rates, the Province applies a cost of assessment levy of 1.94 cents per $100 of assessment. Municipal/local taxes are imposed to defray the cost of providing local services that are not provided by the Province. In the case of incorporated municipalities, municipal taxes are collected by the Province and are remitted back to the municipality. In unincorporated areas, the local tax is collected and retained by the Province, as the Province provides and pays for the provision of local services. A fee of 4.86 cents per $100 of assessment is imposed on residential property that is not owner-occupied and is not exempt under the Assessment Act.

On December 20, 2012, Government passed legislation that will make the property tax system more fair, equitable and transparent. This legislation implements measures outlined in Improving New Brunswick’s property tax system: a white paper, released in September 2012. The reforms will be implemented over four years, beginning in the 2013 property tax year. The property tax reforms include:

  Returning to market value over the long-term
  Implementing an Assessment Spike Protection Mechanism for owner-occupied properties
  Process improvements to address the root causes of assessment spikes
  Implementing a property tax Equalized Payment Plan (EPP) for homeowners
  Redesigning the property tax bill
  Reducing the provincial taxation on non-owner-occupied housing (i.e. apartments, cottages and second homes) from $1.4573 to $1.1233 over four years
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  Reducing the provincial taxation on other residential (farm land, vacant land, etc.) from $1.4573 to $1.2173 over four years
  Reducing the provincial property tax on businesses from $2.186 to $1.856 over four years
  Adding the cost of policing to the local rate in LSDs and reduce the special provincial levy on homeowners in LSDs from 63.15 cents to 41.15 cents over four years
  Providing an equalization grant for policing services in LSD’s
  Adjustments to the Farm Land Identification Program (FLIP)
  Exempting libraries from provincial and municipal property taxes

Royalties

Government continues its work on developing a royalty system which will ensure the province receives its fair share of profits from our natural resources. Mineral exploration and mining play a significant role in the provincial economy. These natural resources are important to sustaining and growing the economy and creating jobs across the province. New Brunswick must provide an environment that encourages exploration, development and added value. Government must also ensure that New Brunswick’s natural resource revenue potential is returning maximum benefits to New Brunswickers.

Federal-Provincial Fiscal Arrangements

The Federal‑Provincial Fiscal Arrangements Act was amended to implement certain provisions of the 2012-2013 Federal Budget. The amendments received Royal Assent on June 6, 2012. The changes implemented an additional fiscal equalization payment to certain provinces for the fiscal year beginning on April 1, 2012. This provision was to ensure that no province received less combined federal cash transfers (Equalization/CHT/CST) for fiscal year 2012-2013 than they received in fiscal year 2011-2012.

Fiscal Equalization Payments

New Brunswick is one of six provinces to receive fiscal equalization payments from the Federal government. The Equalization Program assists provinces in providing reasonably comparable levels of public services at reasonably comparable levels of taxation. New Brunswick's equalization payment for the fiscal year ended March 31, 2012 was $1,632.6 million and for the fiscal year ended March 31, 2013 was $1,597.7 million. Fiscal equalization payments accounted for 22.4% of total ordinary revenue for the fiscal year ended March 31, 2012 and 22.5% of the total ordinary revenue for the fiscal year ended March 31, 2013.

Canada Health Transfer (“CHT”) and Canada Social Transfer (“CST”)

In 2012-2013 the Federal government provided annual funding through the CHT, CST in support of health care, post-secondary education, social assistance and services, early childhood development, and early learning and child care to provinces and territories. For the fiscal year ended March 31, 2012, major health and social transfers totaled $863.9 million which accounted for 11.9% of total ordinary revenue. For the fiscal year ended March 31, 2013, major health and social transfers totaled $892.3 million which accounted for 12.6% of total ordinary revenue. The Federal Government on December 19, 2011 announced intended changes to its major transfers. As previously legislated, the CHT will be allocated on an equal per capita basis starting in 2014-2015, when current legislation incorporating the 10-Year Plan to Strengthen Health Care expires. The legislated growth of the total CHT cash envelope will continue to grow at 6% annually through 2016-2017. Beginning 2017-2018, the total CHT cash envelope will grow in line with a three-year moving average of nominal GDP, with a 3% floor. The legislated growth of the total CST cash envelope will continue to grow at 3%. The Federal Government has committed to reviewing its major transfers after a 10-year period.

Fiscal Stabilization Program

Under the Fiscal Stabilization Program, the federal government may make unconditional payments to a Province when total revenues of that Province, as per the federal definition, fall short of the previous year’s total due to a downturn in economic activity.

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Major Ordinary Account Expenditure

For the fiscal year ended March 31, 2013 the Province's ordinary expenditure was $7,652.8 million, 2.8% higher than the ordinary expenditure for the fiscal year ended March 31, 2012. The net increase of $209.5 million was a result of increased program spending in Health, Social Development, and Education and Training, as well as increased pension expense. The total budget for ordinary account expenditures for the year ending March 31, 2014 is $7,863.9 million.

Ordinary Account Expenditure
	Year Ending March 31,
					Budget
					Estimates
	2010	2011	2012	2013	2014
	(In millions of dollars)
Central Government	661.6	740.5	681.2	804.9	949.4
Economic Development	225.5	218.4	136.1	147.7	158.3
Education and Training	1,504.5	1,534.6	1,619.9	1,654.7	1,648.7
Labour and Employment	140.6	144.9	112.5	104.2	128.8
Social Development	989.2	1,086.6	1,023.4	1,046.7	1,065.0
Health	2,406.7	2,492.6	2,545.6	2,587.4	2,616.8
Protection Services	199.3	236.9	214.2	217.3	212.5
Resources	160.4	154.5	161.7	140.5	147.8
Service of the Public Debt	616.6	642.6	661.8	660.3	664.0
Transportation and Infrastructure	267.6	276.0	286.9	289.1	272.6
	7,172.0	7,527.6	7,443.3	7,652.8	7,863.9

Economic Development

Budgeted Economic Development expenditure of $158.3 million represents 2.0% of the total budgeted expenditure for the fiscal year ending March 31, 2014 and is made up of the Departments of: Economic Development ($100.6 million), Invest New Brunswick ($14.6 million), Tourism, Heritage and Culture ($36.6 million), and a portion of General Government ($6.5 million).

Education and Training

The Province budgeted $1,648.7 million (21.0% of total budgeted expenditure) for the fiscal year ending March 31, 2014 for Education and Training expenditures. This is made up of estimated operating expenditures of elementary and secondary schools totaling $1,074.6 million, budgeted operating grants to universities estimated at $271.8 million, estimated grants and costs for the New Brunswick Community Colleges of $178.0 million, and General Government expenditures estimated at $124.3 million.

Labour and Employment

The Labour and Employment expenditure budget of $128.8 million represents 1.6% of the total budgeted expenditures for the fiscal year ending March 31, 2014 and is made up of a portion of each of the Department of Post-Secondary Education, Training and Labour ($128.2 million) and General Government ($0.6 million).

Social Development

The total budgeted expenditures in this area for the March 31, 2014 fiscal year are $1,065.0 million (13.5 % of total budgeted expenditures). Programs included in this function are: an income security program, a child welfare and youth services program, funding for individuals in Nursing Homes and Special Care Homes and assistance for individuals and families in the acquisition and/or retention of suitable accommodations.

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Health

The Province pays the operating expenditures of approved public hospitals to cover the cost of hospital services supplied by such hospitals. The Province also operates a comprehensive medical services payment plan (Medicare), which covers the costs of eligible medical services incurred by registered residents. For the fiscal year ending March 31, 2014, expenditure on health services is estimated at $2,616.8 million, 33.3% of total budgeted expenditure.

Protection Services

The Protection Services budgeted expenditure of $212.5 million represents 2.7% of total expenditure budgeted for the fiscal year ending March 31, 2014 and is made up of the Department of Justice and Attorney General ($62.6 million), the Department of Public Safety ($145.1 million), and a portion of General Government ($4.8 million).

Resources

Budgeted expenditure for Resources is $147.8 million and represents 1.9% of the total budgeted expenditure for the fiscal year ending March 31, 2014 and is made up of the Department of Agriculture, Aquaculture and Fisheries ($39.9 million), a portion of the Department of Environment and Local Government ($12.9 million), the Department of Natural Resources ($72.0 million), the Department of Energy and Mines ($8.1 million), the Energy Efficiency and Conservation Agency of New Brunswick ($11.6 million), and a portion of General Government ($3.3 million).

Transportation and Infrastructure

For the fiscal year ending March 31, 2014, the Province budgeted $272.6 million for the planning, design and maintenance of highways and public buildings, and the operation of ferry services. This represents 3.5% of the total budgeted expenditure.

Central Government

The Central Government expenditure of $949.4 million estimated for the fiscal year ending March 31, 2014 represents 12.1% of total budgeted expenditure and is made up of expenditures of the Department of Finance ($15.4 million), a portion of the Department of Environment and Local Government ($125.6 million), General Government ($452.6 million), the Department of Healthy and Inclusive Communities ($17.3 million), the Department of Government Services ($59.6 million), the Department of Human Resources ($3.9 million), other central agencies ($41.8 million), and Consolidated Entities ($233.2 million).

Service of the Public Debt

For the fiscal year ending March 31, 2014 the estimate of $664.0 million for servicing the debt of the Province including interest, foreign exchange, amortization, and other debt management expenditures represents 8.4% of the total budgeted expenditure.

Net Capital Expenditures

The following table shows the gross capital expenditure for the four fiscal years ended March 31, 2013 and the Budget Estimates for the fiscal year ending March 31, 2014. The table also shows the total amount of recoveries through cost-sharing agreements with the federal government.

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Net Capital Expenditure

					Estimate
	2010	2011	2012	2013	2014
	(In thousands of dollars)

EXPENDITURES
Bridges	59,207	74,269	61,769	43,026	41,950
Economic and Regional Development	22,715	29,950	4,585	4,835	4,000
Highways	316,081	383,152	205,097	681,913	212,582
Hospitals	66,364	59,011	56,438	41,801	53,200
Maritime Provinces Higher Education
Commission – Capital Grants	30,000	15,000	7,500	7,500	2,000
Other Public Buildings	86,654	240,997	111,978	40,003	16,845
Permanent Parks	4,220	633	499	750	1,500
Schools	52,163	100,357	66,416	81,511	120,781
Vehicles	8,722	15,267	19,887	10,072	10,000
Other	4,659	3,096	1,530	871	3,205
	650,785	921,732	535,699	912,282	466,063
RECOVERIES
Recoveries from Canada Economic and Regional Development	1,024	-	-	-	-
Highways	49,670	54,671	45,359	220,520	64,584
Health	18,119	-	-	-	-
	68,813	54,671	45,359	220,520	64,584
Other Recoveries	15,679	9,782	2,276	2,541	16,460
	84,492	64,453	47,635	223,061	81,044
Net Capital Expenditures	566,293	857,279	488,064	689,221	385,019

Special Operating Agencies

Revenue may be generated by the Special Operating Agencies or from transfers from other budgetary accounts. Expenditures are incurred by the agencies in delivering the programs they offer and may be of a capital or operating nature. For the fiscal year ending March 31, 2014, gross revenue is estimated at $175.9 million from the various agencies and expenditures are estimated at $166.0 million.

Loans and Advances

The Province has followed a policy of promoting economic development through the provision of financial assistance to industry. Such assistance has been channeled principally through the Department of Economic Development, the Department of Social Development, the Department of Agriculture, Aquaculture and Fisheries, New Brunswick Energy Efficiency and Conservation Agency, Provincial Holdings Ltd., and Post-Secondary Education, Training and Labour and may take the form of repayable loans, guarantees of bank loans and bond issues and equity investments. Funds required for repayable loans and advances are appropriated annually by the Legislative Assembly and are included in the Province's annual borrowing requirements. Allowances for amounts for which collection is doubtful are reviewed annually and the net balances of loans and advances less allowances are reflected in the Province's accounts.

Economic Development

The Minister of Economic Development is responsible for assistance provided under the Economic Development Act:

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The Economic Development Act authorizes the Minister to provide financial assistance to aid and encourage the establishment or development of industry on such terms and conditions as are specified by the Lieutenant-Governor in Council. At March 31, 2013, loans and guarantees under the Economic Development Act amounted to approximately $319.5 million. The allowance for doubtful accounts on these loans and guarantees amounted to $119.7 million.

Agriculture, Aquaculture, and Fisheries

The Minister of Agriculture, Aquiculture and Fisheries is responsible for assistance provided under the Agricultural Development Act and the Fisheries and Aquaculture Development Act:

The Agricultural Development Act provides aid to farmers and farm-related businesses by way of loans, grants and loan guarantees to increase income and employment in rural areas of the Province. At March 31, 2013, loans and guarantees outstanding were $19.6 million. The allowance for doubtful accounts totaled $6.0 million.

The Fisheries and Aquaculture Development Act provides financial assistance mainly by way of direct loans to fishermen to purchase and operate fishing vessels and equipment. At March 31, 2013, loans and guarantees outstanding amounted to $45.2 million. The allowance for doubtful accounts totaled $30.4 million.

Social Development

The Department of Social Development carries out the provincial government's housing policies. Loans are issued pursuant to the New Brunswick Housing Act. At March 31, 2013, loans under the New Brunswick Housing Act totaled $32.6 million. The allowance for doubtful accounts on these loans totaled $3.8 million. In accordance with the recommendations of the Public Sector Accounting Board of the CICA, loans that will be repaid through future provincial appropriations are expensed at the time of issue.

Post-Secondary Education, Training and Labour

The Department of Post-Secondary Education, Training and Labour administers the Student Loan Program which provides financial assistance to New Brunswick residents attending post-secondary institutions. At March 31, 2013, the total of student loans outstanding was $443.8 million. The allowance for doubtful accounts on these loans totaled $97.3 million.

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FINANCING

Financing Requirements

Net loans and advances, sinking fund installments and the difference between the cash contributions made to the pension funds and the amounts expensed according to CICA recommendations as well as several other relatively small items are not included in the budget since they are non-budgetary items. Borrowing requirements associated with the budget and the aforementioned items for the fiscal year ended March 31, 2013 were $1,663.3 million and for the fiscal year ending March 31, 2014 are estimated at approximately $1,767.7 million.

Non-Public Borrowing

The Province borrows from two non-public sources, the Canada Pension Plan Investment Board (“CPP”) and the New Brunswick Immigrant Investor Fund (2009) Ltd (NBIIF).

The CPP is a compulsory national pension plan in which all provinces other than Quebec participate. When the CPP generates surpluses, the excess funds are invested in capital markets. In the past, funds were invested in non-marketable securities issued by participating provinces, provincially guaranteed Crown corporations and the federal government at a rate based on the federal government's long-term public market borrowing costs. Changes to CPP legislation in 1998 allowed for new funds flowing into the CPP to be invested in domestic and foreign equities and for provincial bonds previously issued to the CPP to be rolled over upon maturity on a one-time basis at a cost equal to the respective province’s market rate. At March 31, 2013, New Brunswick had outstanding borrowings from the CPP of $834.3 million.

The NBIIF was established as a Crown corporation under the Department of Business New Brunswick to manage NB’s share of funds from a federal immigrant program. The federal government program was established to attract immigrants to Canada. Essentially, under this program potential immigrants may make a financial investment of $800,000 as part of a requirement for attaining Canadian citizenship. The proceeds are divided and distributed among the participating provinces. A federal government condition of the program is that investors receive their principal back after 5 years. To ensure that this occurs, the NBIIF invests a portion of the money received from investors (collected by the federal government) in 5-year zero coupon government bonds. Rather than try to purchase zero coupon government bonds on the open market the Province issues bonds directly to the NBIIF to the exact end date required. The first bonds were issued in February of 2011.

Public Borrowing

At March 31, 2013, the Province had outstanding long-term borrowings for provincial purposes from non-CPP sources totaling $12,604 million through the issue and sale of debentures and notes, such securities being denominated in Canadian dollars and U.S. dollars. Not included in this amount is $4,685.0 million borrowed on behalf of New Brunswick Electric Finance Corporation (“NBEFC”).

Trend and Distribution of Borrowing

The trend and distribution of the amounts and sources of the Province's annual debt financing over the past five fiscal years is shown below, in millions of dollars.

Funded Debt
	Year Ended March 31,

	2009	2010	2011	2012	2013

Canada Pension Plan Liabilities	834.3	834.3	834.3	834.3	834.3
New Brunswick Immigrant Investor Fund (2009) Ltd.	-	-	24.8	66.3	100.5
Provincial Purpose Public Debt	9293.3	9635.9	11,127.3	11,951.7	12,503.5
Advances to NBEFC (NB Power)	4,177.1	4,217.1	4,662.3	4,654.6	4,685.4
Total	14,304.7	14,687.3	16,623.9	17,440.6	18,123.7

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Growth of Funded Debt for Provincial Purposes

The following tables illustrate the rate of change of the Province's outstanding provincial purpose funded debt and present certain ratios relating that growth to economic indicators. The following tables do not include $620.0 million borrowed during fiscal year 2009, $550.0 million borrowed during fiscal year 2010, $665.0 million borrowed during fiscal 2011, and $530.0 million borrowed during fiscal 2012, and $450.0 million borrowed during fiscal 2013 on behalf of NBEFC.

The Province is required by legislation to pay annually into a sinking fund the Canadian currency equivalent of not less than 1% of all provincial purpose funded debt. Sinking fund installments are invested in approved securities including direct and guaranteed obligations of the Province. Interest earned on such investments is added to the sinking fund and is reinvested in approved securities. At March 31, 2013 the value of the sinking fund applicable to debt issued for provincial purposes amounted to $3,955.8 million. For the fiscal year ended March 31, 2013, earnings on investments held for the repayment of provincial purpose debt amounted to $220.7 million.

Outstanding Net Provincial Purpose Funded Debt[1] (In millions of dollars unless otherwise indicated)
At March 31,	Canadian Dollars	US Dollars	Swiss Francs	Total[2]	Value of Sinking Funds	Net Provincial Purpose Funded Debt	Change over Previous Year (%)

2009	8,822.7	850.0	300.0	10,127.6	4,159.9	5,967.7	12.6
2010	9,214.2	850.0	300.0	10,470.2	4,192.9	6,277.3	5.2
2011	10,739.1	850.0	300.0	11,986.4	4,341.4	7,620.2	21.4
2012	10,865.5	1,600.0	300.0	12,852.4	4,237.0	8,615.4	13.1
2013	11,545.3	1,500.0	300.0	13,438.3	3,956.4	9,481.9	10.1

Comparative Debt Statistics
	Year ended March 31,
	2009	2010	2011	2012	2013
	(In millions of dollars unless otherwise indicated)
Gross Domestic Product at market prices	28,422	28,825	30,082	31,291	31,543
Personal Income	24,073	24,499	25,211	26,206	26,855
Ordinary Revenue	6,674	6,551	7,012	7,272	7,094
Net Funded Debt	5,968	6,277	7,620	8,615	9482
As % of Gross Domestic Product	21.7	21.8	25.3	27.5	30.1
As % of Household Income	24.8	25.6	30.2	32.9	35.3
As % of Ordinary Revenue	89.4	95.8	109	118	133.7

The figures for GDP, Personal Income and Net Funded Debt are for the fiscal year ended March 31. The figure for Ordinary Revenue is from the fiscal year ended March 31 of the previous year.

1 Debt securities are reported in the currency in which they were originally issued. Some issues have been hedged into Canadian dollars.

2 Debt securities payable in foreign currencies are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange or, where hedges are in place, at the rates of exchange established by such hedges.

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Provincial Purpose Funded Debt Maturity Schedule For Securities Outstanding at March 31, 2013 (In millions of dollars[1] )

Year ended March 31	CAD$	USD	CHF	Total in CAD$[2]

2014	879.4	100.0	-	979.3
2015	850.0	-	-	850.0
2016	326.9	-	300.0	648.3
2017	239.4	500.0	-	824.2
2018	1,129.8	-	-	1,129.8

2014-2018	3,425.5	600.0	300.0	4,433.3
2019-2023	2,354.4	900.0	-	3,239.5
2024-2028	1,157.5	-	-	1,157.5
2029-3033	500.0	-	-	500.0
2034-2038	1,673.2	-	-	1,673.2
2039 +	2,434.8	-	-	2,434.8

Total	11,545.3	1,500.0	300.0	13,438.3

1 Debt securities are shown in currency in which they were issued.

2 Debt securities payable in foreign currencies are expressed as the Canadian dollar equivalent as some of that debt may have been swapped.

From April 1, 2013 to date the Province has borrowed $1,243.82 million.

Unfunded Debt

The Province follows an accrual accounting system, as such, expenditures are allocated to the year in which they were incurred regardless of the date of payment resulting in the establishment of accounts payable and accrued liabilities. Such unfunded debt is not secured by debt instruments.

At March 31, 2013, the Province's unfunded debt was as follows:

At March 31, 2013 (In millions of dollars)

Bank Advances and Short Term Borrowing	1,371.5
Trust Deposits	243.2
Accounts Payable and Accrued Expenditures	2,521.9
Deferred Revenue	545.5

Total Unfunded Debt	4,682.1

This unfunded debt is partially offset by assets of the Province in the amount of $3,178.7 million, represented by
$1,296.6 million of cash and short term investments, $461.4 million of receivables and advances, $1,140.2 million of taxes receivable, $52.3 million of inventories, and $228.2 million of prepaid and deferred charges.

Contingent Liabilities

The following table summarizes outstanding contingent liabilities at March 31, 2013with comparable numbers as at March 31, 2012:

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	At March 31, (In millions of dollars)

	2012	2013
Bank Loans
Under Various Acts	107.3	90.3
Less: Provision for Possible Losses	58.2	43.5
Total Contingent Liabilities	49.1	46.8

Due to the adoption of the definition of the Reporting Entity recommended by PSAB of the CICA, guarantees associated with the debt of NBEFC and the New Brunswick Municipal Finance Corporation are not included in the previous table. These guarantees are as follows:

	At December 31, (In millions of dollars)

	2012	2013

Bonds, Debentures and Notes
New Brunswick Municipal Finance Corporation	809.4	845.8
Accrued Interest [1]	3.7	3.3
Total	813.1	849.1

1 Foreign denominated debt plus accrued interest are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange.

Legal Action

The Province of New Brunswick is involved in various legal proceedings arising from government activities.  Amounts totaling $20.3 million have been accrued which represents management’s best estimate of the likely losses due to legal actions.

Enbridge Gas New Brunswick Limited Partnership has commenced two actions in the Court of Queen’s Bench of New Brunswick against the Province for alleged breaches of a general franchise agreement and an alleged related collateral issue.  The Province considers the actions have limited chance of success and is defending vigorously.

The Province of New Brunswick is also involved in other legal actions, the outcome of which is not determinable.

Debt Record

The Province has always paid promptly when due the full amount of the principal, redemption premium, if any, and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, all in the lawful currency of the country where payable at the time of payment thereof, subject during wartime to any applicable restrictions of laws and regulations forbidding trading with the enemy.

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CONSOLIDATION OF NEW BRUNSWICK PUBLIC SECTOR DEBT

Other than the Province, NBEFC and the New Brunswick Municipal Finance Corporation, municipalities are the only public sector entities with outstanding debt. Municipalities, with the exception of the City of Saint John, are required to obtain approval from the provincial government before borrowing money for capital expenditures.

Consolidated Funded Debt of the New Brunswick Public Sector
(In millions of dollars)

Province of New Brunswick
	Funded Debt	13,438.3
	Less: Sinking Funds	3,955.7
		9,482.6
Municipalities
	Funded Debt	838.3
Total Public Sector Debt		10,320.9

Information in the foregoing table relative to the Province is at March 31, 2013, and information relative to municipalities is the amount outstanding at December 31, 2012. Excluded is $4,685.4 million (net of sinking funds of $376.4 million) borrowed by the Province on behalf of NBEFC. This debt is paid out of the operating revenues of NBEFC rather than out of provincial revenues.

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PUBLIC SECTOR PENSION LIABILITIES

The Public Service Superannuation Act (“PSSA”) establishes a plan under which pensions are paid to most Government employees and to certain employees of boards or institutions affiliated with the Province or their surviving spouses and minor dependents. Employees contribute approximately 6.0% on average of their salaries into the Public Service Superannuation Fund (“PSSF”). Approximately 9,290 active provincial employees are making contributions. The Province and other designated employers are required to contribute into the PSSF an amount that is necessary, in addition to employee contributions, to cover current service cost. If at any time the PSSF is unable to satisfy all pension liabilities, the deficiency will be met out of the ordinary revenue of the Province. The Province contributed $46.2 million as the employer portion of current service cost for the year ended March 31, 2013. The Province will contribute approximately $53.9 million for current service cost for the fiscal year ending March 31, 2014. The market value of the PSSA Pension Plan assets was $5,623.2 million as of March 31, 2013.

The Teachers’ Pension Act establishes a plan for the payment of pensions to retired teachers or their surviving spouses and minor dependents. Teachers covered contribute approximately 7.8% on average of their salaries into the Teachers’ Pension Fund (“TPF”). Approximately 7,979 active employees are making contributions. The Province is required to match employee contributions. If at any time the TPF is unable to satisfy all pension liabilities, the deficiency will be met out of the ordinary revenue of the Province. The Province contributed $44.6 million as the employer portion of current service cost for the year ended March 31, 2013. The Province will contribute approximately $46.4 million for the fiscal year ending March 31, 2014. The market value of the TPF assets was $4,448.5 million as at March 31, 2013.

As of April 1, 2013, the Public Service Superannuation Plan had an actuarial pension liability of $353.7 million using accounting assumptions while the Teachers’ Pension Plan had an actuarial pension liability of $158.7 million.

Significant actuarial assumptions used for the purposes of financial statements were:

Long Term

Salary escalation rate	3% plus promotional increase
Real rate of return	4.35%
Inflation	2.50%

As at March 31, 2013, the financial statements for the Province reported a pension surplus of $110.8 million and $331.4 million for the Public Service Superannuation Plan and the Teachers’ Pension Plan, respectively. The primary difference between the actuarial pension liabilities and the liabilities per the financial statements is that accounting standards require that experience gains and losses be amortized over the estimated average remaining service life of the employees.

On a funding basis, the April 1, 2012 actuarial valuations showed unfunded liabilities of $1,022.4 million and $594.8 million for the PSSA and Teachers’ Pension Plan respectively.

The Province sponsors three separate School District pension plans totaling $342.7 million in assets. The plans have December 31 year-ends. The total liability was approximately $37.6 million on an actuarial basis with a $0.7 million deficit on an accounting basis. If at any time these plans are found to be deficient, the Province is required to contribute an amount sufficient to fully fund the obligations.

The Province sponsors pension plans for provincial court judges, Members of the Legislative Assembly and the Ombudsman. Collectively they have a total actuarial unfunded liability of $92.5 million and an accounting unfunded liability of $81.8 million as at March 31, 2013.

The Province also contributes to the Pension Plan for Certain Bargaining Employees of New Brunswick Hospitals, the Pension Plan for C.U.P.E. Employees of New Brunswick Hospitals and the Pension Plan for Part-time and Seasonal Employees. The Province contributes a fixed percentage of employee wages.

In September 2011, the government commissioned a Task Force to examine New Brunswick’s pension system with a goal of ensuring a system which is secure, sustainable, and affordable. As a result of their review, the Task Force, which worked collaboratively with unions, recommended that government adopt a new shared risk pension model. In 2012, the Pension Benefits Act was amended to allow for shared risk pension plans.

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On July 1, 2012, the Pension Plan for Certain Bargaining Employees of New Brunswick Hospitals and the Pension Plan for C.U.P.E. Employees of New Brunswick Hospitals converted to a shared risk pension model. Effective January 1, 2014, the PSSA will be converted to a shared risk pension plan under the authority of the new Act Respecting Pensions under the Public Service Superannuation Act.

Government is advocating that all provincially sponsored pension plans adopt the new shared risk model.

New Brunswick Investment Management Corporation

In 1996, legislation was proclaimed establishing the New Brunswick Investment Management Corporation. The corporation acts as trustee for the PSSF, the TPF and the Provincial Court Judges’ Pension Fund.

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NEW BRUNSWICK POWER HOLDING CORPORATION

NB Power was established as a Crown Corporation of the Province in 1920 by enactment of the Electric Power Act.

On October 1, 2004 the Province of New Brunswick proclaimed the Electricity Act (the “Act”), which resulted in the reorganization of NB Power and the restructuring of the electricity industry in New Brunswick. The NB Power Group (the “Group”) was continued as a holding company and four operating companies:

New Brunswick Power Holding Corporation (Holdco), which provides strategic direction, governance and support to the subsidiaries for communications, finance, human resources, legal, and governance. It also provides shared services on a cost-recovery basis;

New Brunswick Power Generation Corporation (Genco) 1, which is responsible for the operation and maintenance of the oil, hydro, coal, and diesel-powered generating stations;

New Brunswick Power Nuclear Corporation (Nuclearco), which is responsible for the operation of the Point Lepreau Generating Station;

New Brunswick Power Transmission Corporation (Transco), which is responsible for operating and maintaining the transmission system and

New Brunswick Power Distribution and Customer Service Corporation (Disco), which is responsible for operating and maintaining the distribution system. Disco is designated as the standard service supplier for the Province and is obligated to provide standard services to residential, commercial, wholesale, and industrial customers located throughout the Province.

The Group provides New Brunswickers with electricity at the lowest possible cost consistent with safety, reliability and the environment. The electricity is generated at 13 facilities and delivered via power lines, substations and terminals to more than 394,000 direct and indirect customers within New Brunswick. In addition, the Group exports electricity to New England, Quebec, Nova Scotia, and Prince Edward Island.

On October 19, 2011, the provincial government released a new energy blueprint which outlined a 10 year vision and a three year action plan for the energy sector.  The energy blueprint announced the amalgamation of the NB Power group of companies into a single, vertically integrated Crown utility.

On October 1, 2013 the new Electricity Act 2013 was proclaimed.  The Act established the provisions under which the NB Power group of companies, the New Brunswick System Operator and the New Brunswick Electric Finance Corporation were amalgamated into a single vertically integrated utility under the name of the New Brunswick Power Corporation.

The amalgamation of the New Brunswick Electric Finance Corporation (NBEFC) into the newly integrated utility, New Brunswick Power Corporation, resulted in NB Power assuming all the assets and liabilities of NBEFC.  This results in NB Power directly servicing additional net debt of $325 million.  This additional debt had previously been serviced by special payments in lieu of tax and dividends paid by the NB Power group of companies to NBEFC.  This debt has always been factored into the NB Power 10-year financial forecast and future rate plans.  With the amalgamation NB Power will now borrow directly from the provincial government and all debt will be reported on NB Power’s financial statements.

Information contained in this report is based on NB Power’s Annual Report of 2012-2013 prior to the changes in the new Electricity Act.

At March 31, 2013, the Group generated electricity at 13 hydro, coal, oil, and diesel-powered stations, with an installed net capacity of 2,853 megawatts comprised of 1,439 megawatts of thermal, 889 megawatts of hydro, and 525 megawatts of combustion turbine capacity. The Point Lepreau nuclear plant has a net generating capacity of 660 megawatts. Gross investment in all plants at March 31, 2013 was $6,0062 million.

At March 31, 2013, the Group maintained 6,849 kilometers of transmission lines and 20,815 kilometers of distribution lines representing a gross investment of $3982 million and $8752 million, respectively. The Group also had a gross investment of $5452 million in terminals and substations.

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Transco has extensive interconnection facilities to take advantage of its favourable geographic position between the two very large electric power systems in Quebec and New England and the other two Maritime Provinces. At March 31, 2013 interconnection capacity was as follows:

Interconnection Capacity

Utility System	Megawatts (MW)
	Import	Export

Québec	1,042	770
New England	688	1,112
Nova Scotia	350	405
Prince Edward Island	105	210

Total	2,185	2,497

Genco exports energy to Northern Maine and New England pursuant to export permits from the National Energy Board expiring in the 2016-2017 period.

Significant Events

The following significant events impacted the Group’s 2012-13 financial results.

Point Lepreau Nuclear Generating Station Refurbishment Project

On November 23, 2012, PLGS returned to commercial operations, marking what is projected to be the beginning of 27 years of providing safe, reliable and non emitting power for New Brunswickers and our export customers. Total project capital spending was $1.4 billion.

In early 2013, NB Power presented its case to the New Brunswick Energy and Utilities Board (EUB) over a five day period on matters relating to the PLGS Deferral Account Balance and Estimated Life. During the hearings, NB Power presented a case based on evidence submitted and explained by various internal and external witnesses. This included foundational evidence for NB Power’s estimate of the expected 27 year life of the refurbished plant. It also included internal and expert evidence confirming that NB Power has taken many measures to ensure incurred costs were accurate and appropriately allocated and that accumulated costs included in the PLGS deferral account were necessary and recorded in compliance with regulations. In March 2013, the EUB ruled in NB Power’s favour on matters relating to the PLGS Deferral Account Balance and Estimated Life. The Board accepted the positions presented by NB Power on the size and accuracy of the deferral account and on the expected life span of the Station.

The EUB will schedule hearings at a later date to cover the appropriate financing and amortizing methodology to be used to determine the amount to be recovered and the reflection of this recovery on NB Power’s rate. NB Power is confident that the current 10 year forecast of modest two per cent increases it has set out is adequate to recover the costs of refurbishment.

[1] Genco wholly owns two subsidiaries

• New Brunswick Power Coleson Cove Corporation (Colesonco), which owns and operates the Coleson Cove Generating Station, with a generating capacity of 972 MW included in Genco’s total capacity.

• Mine Reclamation Inc. (formerly NB Coal Limited). The Company name was changed in January 2010 to handle the remaining assets of NB Coal.

2 Excluding construction in progress.

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Rates

In January 2011, the NB Power Board of Directors received the Shareholder’s mandate letter which included a number of specific directives, one of which directed NB Power to implement a three year rate freeze ending September 2013.

As a result of this directive, the hedging program was extended from purchasing 18 months forward to 36 months forward. This will assist with mitigating risk related to fuel and purchased power price volatility over the three-year rate freeze.

On October 1, 2013 NB Power increased electricity rates in all classes by 2% as per the provisions of the new Electricity Act.

International Financial Reporting Standards (IFRS)

During the year, the Accounting Standards Board (AcSB) allowed companies with rate regulated activities to defer their implementation of IFRS. The Group met the requirements for the deferral and has elected to defer the transition to IFRS until April 1, 2015. This is consistent with what other government business enterprise rate regulated utilities are doing.

Thermal Decommissioning Liabilities

The Dalhousie Generating Station commenced decommissioning activities during the year with expenditures of $3 million which drew down the liability (no income statement impact).

Nuclear Decommissioning Liabilities

The nuclear decommissioning liability was revised to reflect the change in service life of the Nuclear Generating Station asset from 25 to 27 years. As a result the liability increased by $25 million. Over the life of the plant, the increased amortization will be offset by reduced accretion expense.

Material Damage and Delay in Start-up Legal Action

In August 2011, Lloyds Underwriting denied insurance claims by NB Power Nuclear and Atomic Energy of Canada Limited, stating that the claims did not fall within the coverage afforded each company’s Construction All Risk policy. In February 2012, NB Power Nuclear and Atomic Energy of Canada Limited each commenced separate legal actions against Lloyds Underwriting, claiming coverage under each company’s policy related to damage incurred and delays associated with the calandria tube activities. NB Power Nuclear has claimed approximately $65 million under the material damage section of the policy and $255 million under the delay in start up section.

Continuous Process Improvement

The New Brunswick Energy Blueprint called for NB Power to implement costs reductions and to operate a leaner Crown utility. In 2011/12, NB Power engaged a firm to find efficiencies within the Group that will drive costs savings. The objective of this 36 week long initiative, known as Energy Transformation, was to realize sustainable cost savings through productivity and process improvements. At the end of fiscal 2012/13, $19 million in sustainable cost savings has been realized.

Reintegration

The Energy Blueprint calls for the amalgamation of the Group into a single vertically integrated Crown utility and the migration of system operator functions back to NB Power. This reintegration, which was completed October 1, 2013, will reduce costs and allow operating efficiencies which are necessary for the company to address its debt issues in a very strategic and focused manner.

Reduce and Shift Demand (RASD)

NB Power has entered into a multi year agreement with Siemens Canada to integrate Smart Grid technology into the Province’s electrical system and create a Centre of Competence based in Fredericton. This agreement will allow NB Power to continue to offer its customers stable rates by modernizing the Provincial electrical system.

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Recognizing the New Brunswick Energy Blueprint directive that “smart grid initiatives be measured in ratepayer benefits and economic activity”, NB Power and Siemens Canada will work together to accelerate the benefits of reducing and shifting demand while ensuring Siemen’s global best practices are part of the implementation.

On October 11, 2012, NB Power announced it was embarking on an ambitious new program to replace approximately 72,000 streets lights with more reliable and more efficient LED or light emitting diodes lighting. This program is expected to save 27,000,000 kilowatt hours of electricity annually. It is the first major component of the Reduce and Shift Demand strategy aimed at keeping rates low and stable for customers by minimizing the need to build new electricity generation facilities in the future.

Edmundston Energy Agreement

On April 16, 2012, Edmundston Energy and NB Power announced that they have entered into an agreement which allows for the expansion of Edmundston Energy’s customer boundary. The agreement also includes a 20 year power purchase agreement where NB Power purchases 100 per cent of Edmundston Energy’s generation output from both the Madawaska and Green River hydro generation systems. In addition, the agreement includes a power supply agreement where NB Power supplies 100 per cent of Edmundston Energy’s needs for the next 20 years.

Overview of Financial Performance

NB Power’s net earnings were $69 million for the year ended March 31, 2013, compared to $173 million the prior year. Earnings before special payments in lieu of income taxes for the year ended March 31, 2013 were $102 million compared to the prior year’s income before special payments in lieu of income taxes of $231 million. The significant factors that contributed to the $129 million year-over-year variance were:

a decrease in gross margin net of regulatory deferrals of $123 million mainly due to

•	Lepreau’s reduced capacity factor following its return to commercial operations due to the requirement for boiler water chemistry adjustment and fuelling challenges (in the prior year the equivalent costs for this replacement energy were deferred)

•	lower hydro flows in 2012-2013 at 95 per cent of the long-term average compared to 132 per cent of the long-term average in 2011-2012
•	higher generating costs due to renewable energy purchases, natural gas curtailments and unplanned and extended outages at Belledune and higher volumes

Partially offset by

•	higher in-province revenue due to colder weather partially offset by decreased weather adjusted residential and industrial transmission load
•	higher out-of-province revenue due to higher export prices and volumes an increase in operations, maintenance and administration expense of $37 million in 2012-2013 (see Year-over-Year Results Expense section for more detail)

an increase in finance charges of $5 million (see Year-over-Year Results Expense section for more detail)

        Partially offset by a decrease in amortization and decommissioning expense of $33 million in 2012-2013 (see         Year-over-Year Results Expense section for more detail)

Non-capital costs of $86 million were incurred related to the Point Lepreau Generating Station refurbishment project; however, these costs were deferred in accordance with legislation, (no impact on the current year’s earnings) and will be amortized over the life of the refurbished generating station.

In 2012-2013, the NB Power Group’s debt increased by $181 million. The increase was mainly due to financing requirements for the Point Lepreau refurbishment project and the related deferred costs (see Liquidity and Capital Resources section for more detail).

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Operating Results

Revenues

Total revenues were $1,697 million in 2012-2013, a $51 million or three per cent increase compared to 2011-2012.

In-province sales of power totaled $1,282 million in 2012-2013, representing a $16 million or two per cent increase from 2011-2012. The main contributors to the year-over-year variance were a $40 million increase due to colder weather, large industrial renewable energy purchase program sales (LIREPP), and market settlements related to system scheduling offset by a $24 million decrease due to decreased residential load and commissioning energy settlement.

In 2012-2013, out-of-province sales of power were a $254 million, an increase of $29 million or 13 per cent compared to 2011-2012. The main contributors to the year-over-year variance were:

(a)	$21 million increase due to higher market prices
(b)	$8 million increase due to higher volumes mainly due to new contracts to sell energy during the year partially offset by a loss of a large contract

Miscellaneous revenue was $67 million in 2012-2013, an increase of $2 million compared to 2011-2012. This increase was mainly due to a one-time gain on sale of distribution assets to a third party, partially offset by the sale of a dragline from the former NB Coal company.

For the fiscal year ended March 31, 2012, energy was supplied as follows:

Composition of Energy Supply

	Total	In Province
	(%)

Hydro	14.3	18.4
Thermal	18.2	18.4
Nuclear	8.8	9.5
Purchases	58.7	53.7

Total	100.0	100.0

Fuel and Purchased Power

The cost of fuel and purchased power was $819 million in 2012-2013, an increase of $77 million or 10 per cent from 2011-2012. The year-over-year increase in fuel and purchased power costs was mainly attributable to:

(a)	$49 million lower hydro flows
(b)	$47 million higher overall generating costs mainly due to unplanned and extended outages at Belledune therefore had to run Coleson Cove, natural gas curtailments in current year, and LIREPP purchases
(c)	$45 million higher overall volumes required

Offset by

(d)	$64 million lower generating costs mainly due to return to service of PLGS in November

Operations, Maintenance and Administration

Operations, maintenance and administration costs were $446 million in 2012-2013, a $37 million or nine per cent increase compared to 2011-2012. The significant changes were:

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(a)	$15 million higher labour, hired services and materials at the Point Lepreau Generating station related to restart activities, boiler feed water chemistry issues, and fuel channel end plug issues
(b)	$11 million higher hired services and materials related to the outages at the Coleson Cove and Belledune generating stations in current year

(c) $9 million higher future employee benefits mainly due to a lower return on plan assets and a lower discount rate

(d)	$4 million higher labour due to System Operator staff returning to NB Power Transmission during the year

Offset by

(e)	$6 million lower labour due to savings from efficiencies and more labour allocated to capital in current years.

Amortization and Decommissioning

Amortization and decommissioning costs were $184 million in 2012-2013, a $33 million or 15 per cent decrease compared to 2011-2012. The significant changes were

(a)	$22 million amortization completed at the Dalhousie Generating Station during 2011-2012 and adjustments to decommissioning during the year
(b)	$21 million adjustments to the decommissioning at Grand Lake Generating Station during 2011-2012 and 2012-2013

(c) $10 million adjustment to asset lives as a result of a new amortization study in 2012-2013

Offset by

(d)	$21 million increased amortization at PLGS as the Station returned to service in November 2012

Finance Charges

Finance charges were $100 million in 2012-2013. This represents a $5 million or five per cent increase from 2011-2012. The significant changes were

(a)	$20 million higher interest charges mainly related to less interest capitalized in current year due to return to service of PLGS in November 2012

Offset by

(b) $11 million lower debt levels outstanding (total debt other than associated with Lepreau capital projects and the deferral)

(c)	$4 million lower long-term interest rates

Special Payments in Lieu of Income Taxes

The NB Power Group is required to made special payments in lieu of income taxes to NBEFC or recover taxes previously paid through the application of loss carry-backs. These payments or recover taxes previously paid through the application of loss carry-backs. These payments or recoveries are based on accounting net earnings multiplied by a rate of 25.000 per cent. Special payments in lieu of income taxes (recovery) were $33 million in 2012-2013, a $25 million decrease compared to 2011-2012. This decrease was due to lower earnings.

Liquidity and Capital Resources

Capital expenditures, net of customer contributions, were $296 million in 2012-2013. This year-over-year increase of $17 million or six per cent resulted primarily from the following:

(a)	$31 million increased spending on the Point Lepreau Generating Station refurbishment project, Eel River project and Reduce and Shift Demand project

Offset by

(b)	$14 million decreased regular capital spending

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Cash Flow from Operations

Cash flow from operations in 2012-2013 decreased by $125 million to $263 million. This decrease resulted from a $104 million decreased net earnings, and a $21 million decrease in amounts charged to operations not requiring a current cash payment which was principally due to decreased amortization and decommissioning.

Free Cash Outflow

Free cash outflow was $173 million in 2012-2013, an increase of $100 million compared to 2011-2012. The primary reasons for the decrease were:

(a)	decreased cash flow from operations mainly due to lower earnings
(b)	increased capital spending
(c)	increased working capital related to timing of payments

Offset by

(d)	Decreased regulatory deferrals

Total Debt

The Group’s debt increased by $181 million in 2012-2013 and was mainly due to capital spending on the Point Lepreau Generating Station refurbishment project and the related deferred costs.

The Group’s debt levels are increasing due to the refurbishment of the Point Lepreau Generating Station. The level of short-term borrowings fluctuates depending on the timing of debt maturities and capital investment requirements. Since restructuring on October 1, 2004 the Group issues long-term and short-term notes to NBEFC. Under the authority of the Act, the Province borrows in its own name on behalf of NBEFC.

Statistical Information

               The following tables set forth certain statistical information for the five fiscal years ended March 31, 2012.

Selected Output and Sales Data
	2009	2010	2011	2012	2013
System Power Generated and Purchased (In millions of kilowatt hours)
Generated	11,264	9,525	7,587	7,407	7,463
Purchased	5,295	6,772	9,546	9,780	10,595
	16,559	16,297	17,133	17,187	18,058
Less: Station service and losses (transformer and transmission)	1,292	1,138	1,143	923	1,054
Total Energy Available	15,267	15,159	15,990	16,264	17,004

Electric Sales
In-province	13,052	12,545	12,658	12,862	12,885
Out-of-province	1,891	2,326	2,994	3,132	3,725
Total Electric Sales	14,943	14,871	15,652	15,994	16,610

Revenue from Sale of Power (In millions of dollars)
In-province	1,219	1,207	1,246	1,266	1,282
Out-of-province	217	229	250	225	254
Total revenue from sale of power	1,436	1,436	1,496	1,491	1,536
Miscellaneous revenue and transmission	17	199	120	155	161

Total Revenue	1,453	1,635	1,616	1,646	1,697

Number of Customers (direct and indirect)	380,682	383,283	387,935	391,191	394,585
Average Revenue per kilowatt-hour
In-province	9.34¢	9.62¢	9.84¢	9.84¢	9.95¢
Out-of-province	11.48¢	9.85¢	8.35¢	7.18¢	6.82¢

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The following summary financial information was extracted from the audited combined financial statements of NB Power Holding Corporation.

Summary Combined Balance Sheet
	As at March 31,

	2012	2013
	(In millions of dollars)
Assets
Current assets	503	536
Fixed assets	3,909	4,069
Long-term asset	1,530	1,691
Deferred change	64	41
Total Assets	6,006	6,337

Liabilities and Deficits
Current liabilities	1,405	1,276
Long-term debt	3,469	3,730
Deferred liability	678	727
Shareholder equity	454	604
Total Liabilities and Shareholder’s Equity	6,006	6,337

Summary of Combined Statement of Earnings
	Year Ended march 31,

	2009	2010	2011	2012	2013
	(In millions of dollars)
Revenues	1,453	1,635	1,616	1,646	1,697
Expenses
Fuel and purchased power	869	887	874	742	819
Transmission [3]	82	86	90	87	89
Operations, maintenance and administration	415	447	416	409	446
Amortization & decommissioning	186	199	199	217	184
Taxes	43	40	40	40	39
Regulatory deferrals	(386)	(147)	(216)	(175)	(82)
Finance charges	140	132	114	95	100
Impairment of long-term asset	-	161	-	-	-
	1,349	1,805	1,517	1,415	1,595
Earnings (loss) before special payments in lieu of income taxes	104	(170)	99	231	102
Less: Special payments in lieu of income taxes	34	(53)	32	58	33
Net Earnings (Loss) for the Year	70	(117)	67	173	69

3 The EUB also regulates the Open Access Transmission Tariff (“OATT”) that establishes non-discriminatory access to the transmission system for generators and customers inside and outside the Province and generates revenues for Transco to operate and maintain the transmission system. On October 1, 2004, the System Operator assumed responsibility for the design and administration of the OATT. As such, Transco bills the System Operator for the majority of its revenue requirement which the System Operator collects through the OATT from the various load and load-serving customers including Genco, Nuclearco and Disco.

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Summary Combined Statement of Cash Flow

	Year Ended March 31,

	2009	2010	2011	2012	2013
	(In millions of dollars)
Net Inflow (Outflow) of Cash Related to the Following Activities:
Net income (loss)	70	(117)	67	173	69
Non-cash items	203	362	226	215	194
Net change in non-cash working capital balances	(60)	(65)	(36)	53	27
Nuclear decommissioning and used fuel management funds installments and earnings[4]	(35)	(21)	(22)	(22)	(23)
Other	(257)	(237)	(234)	(228)	(146)

Cash from operating activities	(79)	(78)	1	191	121
Cash from financing activities	466	326	188	67	168
Cash from investing activities	(381)	(250)	(183)	(264)	(294)
Net Cash Inflow (Outflow)	6	(2)	6	(6)	(5)
Cash and short-term investments
Beginning of Year	0	6	4	10	4
End of year	6	4	10	4	(1)

Segmented Information

The Group is organized and operates under five reportable business segments. On October 1, 2004, the restructuring of NB Power resulted in each of the business segments becoming incorporated companies.

	Year ended March 31, 2013 (In millions of dollars)
	Genco	Nuclearco	Transco	Disco	Holdco	Eliminations	Total

Total Revenue	1,005	234	110	1,339	86	(1,077)	1,697
Total Expenses	1,006	271	93	1,248	87	(1,077)	1,628
Net Income (Loss) for Year	(1)	(37)	17	91	(1)	-	69
Total Assets	1,417	2,644	416	1,929	558	(627)	6,337

Total Long-term Debt	961	1,528	197	1,276	-	-	3,962
Capital Expenditures	21	190	31	51	3	-	296

4 The Group established a decommissioning segregated fund and a used nuclear fuel segregated fund to meet the license conditions of the Station as set by the Canadian Nuclear Safety Commission (CNSC). The Group has also established a trust fund pursuant to the federal Nuclear Fuel Waste Act (“NFWA”). In accordance with the NFWA, the Nuclear Waste Management Organization (“NWMO”) was formed to prepare and review alternatives and provide recommendations for long-term management of nuclear waste. In June 2007, the Government of Canada announced its decision to accept the long-term disposal plan proposed by the NWMO. The funding requirement, based on the accepted proposal, has not been finalized at this time. Until then, the NFWA requires the Group to contribute $4 million annually. The funds contained in the established funds to meet the license conditions of the Point Lepreau Generating Station described above will also be used to meet these requirements.

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FUNDED DEBT OUTSTANDING AT MARCH 31, 2013

Date of Maturity	Interest Rate %	Sinking Fund Installment Rate %	Series	Currency Amount	Outstanding Amount CDN	Date Issued	Note
Repayable in United States Dollars:

15 Aug. 2013	6.75	1	ET	200,000.0	203,120.0	Sept. 1993	2
21 Feb. 2017	5.2	1	GR	500,000.0	584,750.0	Feb. 2007	2, 11
15 June 2018	2.75	1	HD	750,000.0	734,000.0	June 2011	2, 24
15 May 2020	9.75	1	DU	200,000.0	201,260.0	May 1990	2, 12
1 May 2022	8.75	1	EI	200,000.0	199,360.0	May 1992	2, 13
				1,850,000.0	1,922,490.0
Repayable in Swiss Francs
4 Mar. 2016	2.875	1	GY	300,000.0	321,390.7	Mar 2009	2, 15

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FUNDED CANADIAN DEBT OUTSTANDING AT MARCH 31, 2013

Date of Maturity	Interest Rate %	Sinking Fund Installment Rate %	Series	Outstanding Amount	Date Issued	Note
Repayable in Canadian Dollars:

1 June 2013	3.35	1	GX	620,000.0	Dec 2008, Jan 2009	2, 18
28 June 2013	8.5	1	ER	200,000.0	June 1993	2
13 Jan. 2014	7.75	1	EW	200,000.0	Jan. 1994	2
10 Mar. 2014	4.81	1	CP	79,432.0	2007-08 2008-09	9
1 Aug 2014	Floating	1	HE	300,000.0	Aug. 2011	2,25
4 Feb. 2015	4.5	1	GL	550,000.0	Feb. Apr. 2005	2, 7
12 May 2015	8.75	1	FF	200,000.0	May 1995	2
30 Sept 2015-26 Feb 2016	0.00	1	NBIIF	24,826.9	Feb, March 2011	20
3 Dec. 2015	4.3	1	GN	500,000.0	June 05, Jan 06	2, 8
31 Mar. 2016-28 Feb 2017	0	1	NBIIF	41,534.4	Apr 11 – Feb 12	20
21 July 2016	4.7	1	GQ	600,000.0	July 06, Aug 2010	2, 23
22 Feb 2016	Floating	1	HJ	100,000.0	Feb. 2013	2,29
27 June 2017	6.75	1	FO	250,000.0	June 1997	2
27 Dec. 2017	6	1	FP	250,000.0	Nov. 1997	2
31 Mar. 2017-28 Mar. 2018	0	1	NBIIF	34,117.3	Apr. 2012-Mar. 2013	20
14 Mar. 2018	4.361	1	GU	120,000.0	Mar. 2008	2
26 Mar. 2018	4.45	1	GV	900,000.0	2008-2009	2, 17
2 Apr. 2019-3 Mar. 2020	5.64-6.82	1	CP	46,892.0	1999-2000	1
3 June 2019	4.40	1	HA	900,000.0	May, June, Sept 09	2, 19
1 Apr. 2020-2 Mar. 2021	6.25-6.76	1	CP	53,014.0	2000-2001	1
2 June 2020	4.50	1	HC	1,365,000.0	2010-2011	2, 22
1 Apr. 2021-1 Mar. 2022	6.26-6.70	1	CP	74,784.4	2001-2002	1
3 Dec 2021	3.35	1	HF	900,000.0	Oct, Nov 11, Feb 12	2, 26
9 May 2021	3.04	1	CP	86,575.0	May 2012	9
1 Apr. 2022-1 Mar. 2023	5.79-6.51	1	CP	73,185.0	2002-2003	1
2 June 2023	2.85	1	HI	1,000,000.0	Nov 12, Jan/Mar 13	2,28
5 Apr. 2023-1 Mar. 2024	5.37-6.06	1	CP	71,205.0	2003-2004	1
31 Mar. 2024	4.67	1	GP	100,000.0	Mar. 2006	2
10 Apr. 2025-10 May 2025	4.97-5.10	1	CP	19,188.0	2005	1
2 Apr. 2024-10 Jan 2025	5.16-5.83	1	CP	67,087.0	2004-2005	1
27 Dec. 2028	5.65	1	FT	500,000.0	July 98, Feb. 99	2, 3
15 Dec. 2029	5.75-6.29	1	FV	50,000.0	Dec. 1999	4
27 Jan. 2034	5.5	1	GJ	550,000.0	Jan., Nov. 2004	2, 6
19 Mar. 2034	5.15	1	GZ	50,000.0	Mar. 2009	2
26 Sept. 2034	5	1	GW	150,000.0	Sept 2008	2
10 July 2035	4.73	1	CP	50,302.0	2005, 2006-2007	9
26 Sep. 2035	4.65	1	GO	650,000.0	Sept 05, Jan 07	2, 10
26 Mar 2037	4.55	1	GS	900,000.0	Mar. June. Sep. 07	2, 14
26 Mar 2037	4.63	1	CP	7,856.0	Apr. 2007	9
26 Sept. 2039	4.8	1	GT	1,200,000.0	2007 – 2010	2, 16
2 June 2039- 1 Mar 2040	4.76-5.13	1	CP	64,307.0	2009-2010	9
5 Apr 2040-3 Dec 2040	4.51-4.96	1	CP	40,360.0	2010	9
3 June 2041	4.80	1	HB	1,000,000,0	2010, 2011,2012	2, 21
10 July 2041	4.4	1	CP	58,458.0	July 2011	9
10 July 2042	3.53	1	CP	41,673.0	July 2012	9
3 June 2043	3.55	1	HH	300,000.0	June 2012	2
3 June 2055	3.55	1	HG	315,000.0	Jan, Dec. 2012	2, 27
3 June 2065	3.55	1	HK	225,000.0	Mar. 2013	2

Total Canadian Outstanding				15,879,797.0

Total Amount Outstanding				18,123,677.7

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Notes to Funded Debt Outstanding

(1) Issued to Canada Pension Plan Investment Fund, not negotiable, transferable or assignable. Twenty year bonds redeemable in whole, or in part prior to maturity on not less than 30 days notice.

(2) Non-callable

(3) In February 1999, the Province issued an additional $250 million of its series FT debentures.

(4) Puttable at par on 15 December 2007 at the option of the note holder with 10 calendar days notice. The interest rate is 5.75% to 15 December 2007. After this date, until maturity, the interest rate is 6.29%.

(5) In August 2002, the Province issued an additional $300 million of its series FZ debentures.

(6) In November 2004, the Province issued an additional $250 million of its series GJ debentures.

(7) In April 2005, the Province issued an additional $300 million in its Series GL debentures.

(8) In January 2006, the Province issued an additional $300 million of its series GN debentures.

(9) Issued to the Canada Pension Plan Investment Board, non negotiable or transferable. Assignable only to a wholly-owned subsidiary of the CPP Investment Board. Thirty year or less bonds redeemable in whole or in part prior to maturity on not less than six days notice.

(10) In January 2007, the Province issued an additional $400 million of its Series GO debentures.

(11) Canadian $584,750.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province’s debt of Series GR 5.20% $500 million US due 21 February 2017. Interest is payable semi-annually in Canadian dollars at a fixed rate.

(12) Canadian $48,920.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment of the Province’s debt of U.S. $50 million of Series DU due 15 May 2020. Interest is payable semi-annually in Canadian dollars at a fixed rate.

(13) Canadian $97,800.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment of the Province’s debt of U.S. $100 million of Series EI due 1 May 2022. Interest is payable semi-annually in Canadian dollars at a fixed rate.

(14) The Province issued an additional $300 million in June 2007 and $300 million in September 2007 of its Series GS debentures.

(15) Canadian $321,390.7 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment of the Province’s debt of Suisse francs $300 million of series GY 2.875% due 4 March 2016. Interest is payable annually in Canadian dollars at a fixed rate.

(16) The Province issued an additional $300 million in May 2008, $300 million in April 2009 and $300 million in March 2010, of its Series GT debentures.

(17) The Province issued an additional $300 million in November 2008 and $300 million in April 2009 of its Series GV debentures.

(18) In January 2009 the Province issued an additional $420 million of its Series GX debentures.

(19) The Province issued an additional $300 million in June 2009 and $300 million in September 2009 of its Series HA debentures.

(20) Issued to the New Brunswick Immigrant Investor Fund (2009) Ltd, non-negotiable or transferable.

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(21) The Province issued an additional $300 million in April 2010 and $300 million in February 2011 and $100 million in February 2012 of its Series HB debentures.

(22) The Province issued an additional $500 million in May 2010, $300 million in December 2010 and $165 million in February 2011 of its Series HC debentures.

(23) In August 2010, the Province issued an additional $300 million of its Series GQ debentures.

(24) Canadian $734,000.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province’s debt of Series HD 2.75% $750 million US due 18 Jun 2018. Interest is payable semi-annually in Canadian dollars at a fixed rate.

(25) Canadian $300,000.0 represents the amount payable under an interest rate swap agreement with a counterparty of its Series HE. Interest is payable monthly in Canadian dollars at a floating rate.

(26) The Province issued an additional $300 million in November 2011 and $300 million in February 2012 of its Series HF debentures.

(27) The Province issued an additional $65 million in January 2012 and $150 million in December 2012 of its Series HG debentures.

(28) The Province issued an additional $300 million in January 2013 and $300 million in March 2013 of its Series HI debentures.

(29) Interest is payable quarterly in Canadian dollars at a floating rate.

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar to permit the rate to be determined by fundamental market forces without intervention except as required to maintain orderly conditions.

Spot exchange rates for the U.S. dollar and Swiss franc in Canada, expressed in Canadian dollars, are shown in the table below for 2009 through 2013.

Average of Noon Spot Rates	2009	2010	2011	2012	2013
U.S. Dollar	1,2602	1.0156	0.9718	0.9926	1.0156
Swiss Franc	1.1058	0.9646	1.0611	1.0870	1.0728

Source: Bank of Canada

SOURCES OF INFORMATION

Information included herein which is designated as being taken from a publication of the Province or Canada, or any agency or instrumentality of either, is included herein upon the authority of such publication as an official public document.

All financial information of the Province contained herein was obtained from the annual Budget and Main Estimates, any financial reviews pertaining thereto and the Public Accounts, or was prepared by representatives of the Department of Finance in their official capacities. The information set forth under "Province of New Brunswick", and other than as described in the preceding paragraph, was prepared by representatives of the Department of Finance in their official capacities.

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